Exhibit 10.2
Execution Version

REVOLVING CREDIT AGREEMENT

dated as of

October 30, 2026,

among

AIRBNB, INC.,
as the Borrower,

the LENDERS Party Hereto
MORGAN STANLEY SENIOR FUNDING, INC.,
as the Administrative Agent and an Issuing Bank,

MORGAN STANLEY SENIOR FUNDING, INC.,
BOFA SECURITIES, INC., and
GOLDMAN SACHS BANK USA
as Joint Lead Arrangers and Joint Bookrunners

MORGAN STANLEY SENIOR FUNDING, INC.,
BANK OF AMERICA, N.A.,
GOLDMAN SACHS BANK USA,
BARCLAYS BANK PLC,
CITIBANK, N.A.,
JPMORGAN CHASE BANK, N.A., and
MIZUHO BANK, LTD.
as Syndication Agents

BMO BANK N.A.,
HSBC BANK USA, NATIONAL ASSOCIATION,
ROYAL BANK OF CANADA,
BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, and
STANDARD CHARTERED BANK
as Documentation Agents

TABLE OF CONTENTS
Page
ARTICLE I

Definitions    5
SECTION 1.01.    Defined Terms    5
SECTION 1.02.    Classification of Loans and Borrowings    43
SECTION 1.03.    Terms Generally    43
SECTION 1.04.    Accounting Terms; GAAP; Pro Forma Calculations    44
SECTION 1.05.    Currency Translation    46
SECTION 1.06.    Rounding    46
SECTION 1.07.    Interest Rates    46
SECTION 1.08.    Divisions    47
SECTION 1.09.    Times of Day    47
SECTION 1.10.    Timing of Payment and Performance    47
SECTION 1.11.    Letter of Credit Amounts    47
ARTICLE II

The Credits    47
SECTION 2.01.    Commitments    47
SECTION 2.02.    Loans and Borrowings    48
SECTION 2.03.    Requests for Borrowings    48
SECTION 2.04.    Funding of Borrowings    49
SECTION 2.05.    Interest Elections    50
SECTION 2.06.    Termination and Reduction of Revolving Commitments    51
SECTION 2.07.    Repayment of Loans; Evidence of Debt    52
SECTION 2.08.    Prepayment of Loans    52
SECTION 2.09.    Fees    53
SECTION 2.10.    Interest    54
SECTION 2.11.    Inability to Determine Rates    55
SECTION 2.12.    Increased Costs; Illegality    58
SECTION 2.13.    Break Funding Payments    60
SECTION 2.14.    Taxes    61
SECTION 2.15.    Payments Generally; Pro Rata Treatment; Sharing of Setoffs    65
SECTION 2.16.    Mitigation Obligations; Replacement of Lenders    66
SECTION 2.17.    Defaulting Lenders    67
SECTION 2.18.    Certain Permitted Amendments    69
SECTION 2.19.    Swingline Loans    71
SECTION 2.20.    Letters of Credit    72
SECTION 2.21.    Revolving Commitment Increase    76
ARTICLE III

Representations and Warranties    78
SECTION 3.01.    Organization; Powers    78
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SECTION 3.02.    Authorization; Enforceability    78
SECTION 3.03.    Governmental Approvals; Absence of Conflicts    78
SECTION 3.04.    Financial Condition; No Material Adverse Change    78
SECTION 3.05.    [Reserved]    79
SECTION 3.06.    Litigation    79
SECTION 3.07.    Compliance with Laws    79
SECTION 3.08.    Investment Company Status    79
SECTION 3.09.    Taxes    79
SECTION 3.10.    ERISA    79
SECTION 3.11.    [Reserved]    80
SECTION 3.12.    Disclosure    80
SECTION 3.13.    Federal Reserve Regulations    80
ARTICLE IV

Conditions    81
SECTION 4.01.    Effective Date    81
SECTION 4.02.    Each Revolving Credit Event    82
ARTICLE V

Affirmative Covenants    83
SECTION 5.01.    Financial Statements and Other Information    83
SECTION 5.02.    Notices of Material Events    84
SECTION 5.03.    Existence; Conduct of Business    85
SECTION 5.04.    Payment of Taxes    85
SECTION 5.05.    Maintenance of Properties and Rights    85
SECTION 5.06.    Insurance    85
SECTION 5.07.    Books and Records; Inspection and Audit Rights    85
SECTION 5.08.    Compliance with Laws    86
SECTION 5.09.    Use of Proceeds    86
SECTION 5.10.    Guaranty.    86
ARTICLE VI

Negative Covenants    87
SECTION 6.01.    Limitation on Non-Guarantor Material Subsidiary Indebtedness    87
SECTION 6.02.    Liens    90
SECTION 6.03.    [Reserved]    93
SECTION 6.04.    Fundamental Changes    93
SECTION 6.05.    [Reserved].    94
SECTION 6.06.    Financial Covenant    94
ARTICLE VII

Events of Default    94
SECTION 7.01.    Events of Default; Remedies    94

ARTICLE VIII

The Administrative Agent    97
ARTICLE IX

Miscellaneous    103
SECTION 9.01.    Notices    103
SECTION 9.02.    Waivers; Amendments    104
SECTION 9.03.    Expenses; Indemnity; Damage Waiver    107
SECTION 9.04.    Successors and Assigns    109
SECTION 9.05.    Survival    113
SECTION 9.06.    Counterparts; Integration; Effectiveness; Electronic Execution    114
SECTION 9.07.    Severability    115
SECTION 9.08.    Right of Setoff    115
SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process    116
SECTION 9.10.    WAIVER OF JURY TRIAL    116
SECTION 9.11.    Headings    117
SECTION 9.12.    Confidentiality    117
SECTION 9.13.    Interest Rate Limitation    118
SECTION 9.14.    USA PATRIOT Act Notice    118
SECTION 9.15.    No Fiduciary Relationship    118
SECTION 9.16.    Non-Public Information    118
SECTION 9.17.    Erroneous Payments    119
SECTION 9.18.    Acknowledgement and Consent to Bail-In of Affected Financial
Institutions 121
SECTION 9.19.    Acknowledgement Regarding Any Supported QFCs    121
SECTION 9.20.    Payments Set Aside    122
SECTION 9.21.     Judgment Currency     123

SCHEDULES:
Schedule 1.01    —    Disqualified Institutions
Schedule 2.01    —    Commitments
Schedule 2.20    —    Existing Letters of Credit
Schedule 3.06    —    Litigation
Schedule 6.01    —    Existing Indebtedness
Schedule 6.02    —    Existing Liens
Schedule 9.01    —    Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS:
Exhibit A    —    Form of Assignment and Assumption
Exhibit B    —    Form of Borrowing Request
Exhibit C    —    Form of Compliance Certificate
Exhibit D    —    Form of Interest Election Request
Exhibit E    —    [Reserved]
Exhibit F    —    Form of Guaranty
Exhibit G    —    Notice of Loan Prepayment
Exhibit H     —     Form of U.S. Tax Compliance Certificates

REVOLVING CREDIT AGREEMENT dated as of October 30, 2026, among AIRBNB, INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto, and MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent.
The parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01.Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Accepting Lenders” has the meaning specified in Section 2.18(a).
“Acquired Debt” means, with respect to any specified Person:
(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; provided, however, that any Indebtedness of such acquired Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person merges with or into, consolidates, amalgamates or otherwise combines with or becomes a Subsidiary of such Person shall not be considered to be Acquired Debt; and
(2)    Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.
“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to the Borrower and the Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business, as applicable.
“Acquired Entity or Business” has the meaning specified in the definition of “Consolidated EBITDA”.
“Acquisition” means any acquisition, or series of related acquisitions (including pursuant to any amalgamation, merger or consolidation), of property that constitutes (a) assets comprising all or substantially all of a
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division, business or operating unit or product line of any Person or (b) all or substantially all of the Equity Interests in a Person.
“Acquisition Indebtedness” means any Indebtedness of the Borrower or any Subsidiary that has been incurred for the purpose of financing, in whole or in part, an Acquisition and any related transactions (including for the purpose of refinancing or replacing all or a portion of any related bridge facilities or any pre-existing Indebtedness of the Persons or assets to be acquired); provided that either (x) the release of the proceeds thereof to the Borrower and the Subsidiaries is contingent upon the substantially simultaneous consummation of such Acquisition (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition, or if such Acquisition is otherwise not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness, then, in each case, such proceeds are, and pursuant to the terms of such definitive documentation are required to be, promptly applied to satisfy and discharge all obligations of the Borrower and the Subsidiaries in respect of such Indebtedness) or (y) such Indebtedness contains a “special mandatory redemption” provision (or a similar provision) if such Acquisition is not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such indebtedness (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition or such Acquisition is otherwise not consummated by the date so specified, such Indebtedness is, and pursuant to such “special mandatory redemption” (or similar) provision is required to be, redeemed or otherwise satisfied and discharged promptly after such termination or such specified date, as the case may be).
“Additional Lender” has the meaning assigned to such term in Section 2.21(a).
“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” means Morgan Stanley, in its capacity as the administrative agent under the Loan Documents, and its successors in such capacity as provided in Article VIII.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls, is Controlled by or is under common Control with the Person specified.
“Aggregate Revolving Commitment” means the sum of the Revolving Commitments of all the Lenders.
“Aggregate Revolving Exposure” means the sum of the Revolving Exposures of all the Lenders.
“Agreement” means this Revolving Credit Agreement.
“Agreed Currencies” means dollars and each Alternative Currency.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00% per annum and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such date (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. If the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for all purposes of this Agreement.
“Alternative Currency” means Sterling, Euros, Singapore Dollars, Yen and Australian Dollars.
“Ancillary Document” has the meaning specified in Section 9.06(b).
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., the Bribery Act 2010 of the United Kingdom, and all other laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Creditor” has the meaning set forth in Section 9.21(b).
“Applicable Issuing Bank” means, with respect to any Letter of Credit, the Issuing Bank that has issued or shall issue such Letter of Credit, and with respect to any LC Disbursement, the Issuing Bank that has made such LC Disbursement.
“Applicable Rate” means, for any day, with respect to any Loan that is an ABR Loan, a CBR Loan, an RFR Loan or a Term Benchmark Loan or with respect to the Revolving Commitment Fees, the applicable rate per annum set forth below under the applicable caption “ABR Spread”, “CBR Spread”, “Term Benchmark Spread” or “RFR Spread” or “Revolving Commitment Fee Rate”, as the case may be, based upon the Senior Unsecured Ratings in effect on such date, as set forth below.

Senior Unsecured Ratings (S&P/Moody’s)	ABR Spread or CBR Spread (per annum)	RFR Spread or Term Benchmark Spread (per annum)	Revolving Commitment Fee Rate (per annum)
Level 1 A/A2 or above	0.000%	0.750%	0.065%
Level 2 A-/A3	0.000%	0.875%	0.075%
Level 3 BBB+/Baa1	0.000%	1.000%	0.090%
Level 4 BBB/Baa2	0.125%	1.125%	0.110%
Level 5 BBB-/Baa3 or below	0.250%	1.250%	0.150%
For purposes of the foregoing, (a) if any Rating Agency shall not have in effect a Senior Unsecured Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then (i) if only one Rating Agency shall not have in effect a Senior Unsecured Rating, the Level then in effect shall be determined by reference to the remaining effective Senior Unsecured Rating and (ii) if no Rating Agency shall have in effect a Senior Unsecured Rating, then the Level 5 Applicable Rate shall apply, (b) if the Senior Unsecured Ratings in effect or deemed to be in effect shall fall within different Levels, then the Level then in effect shall be based on the higher of the two Senior Unsecured Ratings unless one of the two Senior Unsecured Ratings is two or more Levels lower than the other, in which case the Level then in effect shall be determined by reference to the Level next below that of the higher of the two Senior Unsecured Ratings, and (c) if the Senior Unsecured Ratings established or deemed to have been established by either Rating Agency shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first publicly announced by such Rating Agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to this Agreement or otherwise. Each change in the Applicable Rate for any change in Senior Unsecured Ratings shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of (i) one of the Rating Agencies shall change, or if one of the Rating Agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of a Senior Unsecured Rating from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Senior Unsecured Rating of the other Rating Agency or (ii) both Rating Agencies shall change, or if both Rating Agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of a Senior Unsecured Rating from both Rating Agencies and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Senior Unsecured Ratings most recently in effect prior to such change or cessation.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Morgan Stanley, BofA Securities, Inc. and Goldman Sachs Bank USA in their capacities as joint lead arrangers and bookrunners for the Revolving Facility.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Assumption Agreement” has the meaning set forth in Section 6.04(a).
“Australian Dollars” means lawful money of the Commonwealth of Australia.
“Available Revolving Commitment” means, at any time, the aggregate Revolving Commitments then in effect minus the sum of (a) the outstanding principal amount of Loans (but excluding Swingline Loans) of all Lenders at such time plus (b) the LC Exposure of all Lenders at such time.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with respect to such Benchmark pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.11.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, liquidator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment (unless, in the case of any such Person that is a Lender hereunder, the Borrower, the Administrative Agent, the Issuing Banks and the Swingline Lender shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder); provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Bankruptcy Plan” has the meaning specified in Section 9.04(e)(iii).
“BBSY Rate” means the rate per annum equal to the Bank Bill Swap Reference Bid Rate, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) two (2) Business Days prior to the commencement of an Interest Period with a term equivalent to such Interest Period; provided that if the BBSY Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Benchmark” means, initially, with respect to any (i) any Term Benchmark Borrowing denominated in dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the BBSY Rate, (iv) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Rate, (v) with respect to any RFR Borrowing denominated in Sterling, the applicable Daily Simple RFR, (vi) with respect to any RFR Borrowing denominated in Singapore Dollars, the applicable Daily Simple RFR or (vii) with respect to any RFR Borrowing denominated in dollars, the Daily Simple SOFR Rate (to the extent applicable pursuant to Section 2.11); provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.11.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    in the case of any Loans denominated in dollars, the Daily Simple RFR;
(2)    in the case of any Loans denominated in Euros, the sum of (a) the Daily Simple ESTR and (b) the related Benchmark Replacement Adjustment;
(3)    the sum of (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” has the meaning specified in Section 9.19(b).
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning assigned to such term in the preamble.
“Borrowing” means (a) Loans of the same Type made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect and (b) a Swingline Loan.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means, as applicable, (a) any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, (b) in relation to Loans denominated in Euros, any day which is a TARGET Day, (c) in relation to any Loans denominated in Sterling, a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom, (d) in relation to Loans denominated in Yen, a day other than when banks are closed for general business in Japan and (e) in relation to any Loan denominated in any other Alternative Currency, any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Canadian dollars” or “C$” means dollars in lawful currency of Canada.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Cash Equivalents” means:
(a)    dollars, Canadian Dollars, Euros, Sterling, Australian Dollars, Yen and Singapore Dollars;
(b)    in the case of the Borrower or a Subsidiary, such local currencies held by them from time to time in the ordinary course of business;
(c)    securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;
(d)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;
(e)    repurchase obligations for underlying securities of the types described in clauses (c) and (d) entered into with any financial institution meeting the qualifications specified in clause (d) above;
(f)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof;
(g)    marketable short-term money market and similar securities having a rating of at least P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(h)    investment funds investing 95% of their assets in securities of the types described in clauses (a) through (g) above;
(i)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;
(j)    [Reserved];
(k)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa (or the equivalent thereof) or better by Moody’s;
(l)    shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (k) above; and
(m)    in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (a) through (l) or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clause (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
“Cash Management Obligations” means Obligations under any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, automated clearing house fund transfer services, purchase card, electronic funds transfer (including non-card e-payables services) and other cash management arrangements and commercial credit card and merchant card services.
“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution, the Borrower and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by the Borrower and such Foreign Subsidiaries for cash management purposes.
“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.
“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.
“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Yen, the “short-term prime rate” as publicly announced by the Bank of Japan (or any successor thereto) from time to time and (d) any other Alternative Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) the Floor; plus (B) the applicable Central Bank Rate Adjustment.
“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, (c) Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the TIBOR Rate for the five most recent Business Days preceding such day for which TIBOR was available (excluding, from such averaging, the highest and the lowest such TIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Yen in effect on the last Business Day in such period and (d) any other Alternative Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) each of the EURIBOR Rate and the TIBOR Rate on any day shall be based on the EURIBOR Screen Rate and the TIBOR Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.
A “Change in Control” shall be deemed to have occurred if (a) any Person or group of Persons (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as in effect on the date hereof, but excluding any employee benefit plan of the Borrower and its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall have acquired beneficial ownership (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder) of more than 35% of the outstanding Voting Shares in the Borrower or (b) a “change in control” (or similar event, however denominated), under and as defined in any indenture, credit agreement or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Borrower or any Subsidiary, shall have occurred with respect to the Borrower.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued or implemented.
“Charges” has the meaning set forth in Section 9.13.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator). The market data is the property of Chicago Mercantile Exchange Inc. or its licensors as applicable. All rights reserved, or otherwise licensed by Chicago Mercantile Exchange Inc.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Commitment Increase Cap” has the meaning specified in Section 2.21(a).
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 9.01, including through the Platform.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C or any other form approved by the Administrative Agent in its reasonable discretion.
“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income:
(a)provision for income taxes,
(b)interest expense and other income (expense),
(c)depreciation and amortization expense (including amortization or impairment of Intangible Assets for Acquisitions or Dispositions) for such period,
(d)stock-based compensation expense,
(e)restructuring charges,
(f)payroll taxes on exercise of stock options or vesting of restricted stock units or other equity awards in such period,
(g)impairment of goodwill or other assets in such period,
(h)extraordinary charges or losses,
(i)any GAAP transaction expenses related to Acquisitions or Dispositions,
(j) (x) unrealized net losses on obligations under any Swap Contract or other derivative instruments and from the revaluation of foreign currency denominated assets or liabilities, (y) bank and letter of credit fees and other financing fees and (z) costs of equity or debt offerings, including surety bonds, in connection with financing activities,

(k)any other non-cash expenses, non-cash losses and non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may elect not to add back such non-cash charge in the current period and (B) to the extent the Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), but excluding amortization of a prepaid cash item that was paid in a prior period,
(l)“run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives consummated after the Effective Date that are reasonably identifiable and factually supportable and projected by the Borrower, in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the reasonable and good faith determination of the Borrower and as certified to by the chief executive officer, chief financial officer, treasurer, chief accounting officer or controller of the Borrower in a certificate delivered to the Administrative Agent), within 24 months after a merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative is consummated, net of the amount of actual benefits realized during such period from such actions, in each case calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period; provided that the aggregate amount added pursuant to this clause (l) together with any cost savings included pursuant to the definition of Pro Forma Adjustments for such period, collectively, shall not exceed 20.0% of Consolidated EBITDA for such period (calculated prior to giving effect to the addition of all such amounts),
(m)any net loss for such period from disposed, abandoned or discontinued operations,
(n)net changes to the reserves for goods and services tax, value add taxes, lodging taxes or similar taxes for which management believes it is probable that the Borrower may be held jointly liable with hosts for collecting and remitting such taxes, and other similar taxes, and
(o)any GAAP expenses incurred associated with an initial public offering, including related payroll taxes (regardless of whether or not a registration statement is declared effective), and minus the following to the extent included in calculating such Consolidated Net Income: (w) extraordinary gains, (x) interest income, (y) any reversals of non-cash exit and disposal costs during such period and any non-cash gains increasing Consolidated Net Income of the Borrower for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period and (z) any net income for such period from disposed, abandoned or discontinued operations.
There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) for the purposes of calculating the Leverage Ratio, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by the chief executive officer, chief financial officer, treasurer, chief accounting officer or controller of the Borrower and delivered to the Lenders and the Administrative Agent. There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
(a) consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capital Lease Obligations, (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness; (vi) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (vii) costs of surety bonds in connection with financing activities and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued; minus

(c) interest income of such Person and its Subsidiaries for such period.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.
Notwithstanding anything to the contrary herein, if Consolidated Interest Expense as so determined would be less than $1.00, then it shall be deemed to be $1.00 for purposes of this Agreement.
“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period and computed in accordance with GAAP.

“Consolidated Total Indebtedness” means the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness that is contractually subordinated in right of payment to the Obligations and Indebtedness of the type described in clauses (iii), (iv) and (vii) of the definition thereof and, in each case, any guarantees thereof).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” has the meaning specified in Section 9.19(b).
“Covered Party” has the meaning specified in Section 9.19(a).
“Credit Party” means the Administrative Agent and each Lender.
“Daily Simple ESTR” means, for any day, ESTR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple ESTR” for business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion (in consultation with the Borrower); provided that if Daily Simple ESTR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, (ii) Euros, Daily Simple ESTR (to the extent applicable pursuant to Section 2.11), (iii) dollars, Daily Simple SOFR (to the extent applicable pursuant to Section 2.11) and (iv) Singapore Dollars, SORA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day; provided that if the Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes, or upon notice, lapse of time or both hereunder would constitute, an Event of Default.
“Default Right” has the meaning specified in Section 9.19(b).
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (not otherwise waived in accordance with the terms hereof) (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it, or (d) has become, or is a subsidiary of a Person that has become, the subject of a Bankruptcy Event or a Bail-In Action, or, in the good faith belief of any Issuing Bank or the Swingline Lender, has defaulted in fulfilling its obligations under one or more other agreements in which such Lender agrees to extend credit and, in either such case under this clause (d), any of an Issuing Bank or the Swingline Lender has deemed such Lender to be a Defaulting Lender, unless such Issuing Bank or the Swingline Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender satisfactory to such Issuing Bank and/or the Swingline Lender, as the case may be, to defease any risk in respect of such Lender hereunder. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of the foregoing clauses, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.
“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and the Subsidiaries in the definition of “Consolidated EBITDA” (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.
“Disposition” means any sale, transfer or other disposition, or series of related sales, transfers, or dispositions (including pursuant to any merger, amalgamation or consolidation), of property that constitutes (a) assets comprising all or substantially all of a division, business or operating unit or product line of any Person or (b) all or substantially all of the Equity Interests in a Person.
“Disqualified Institutions” means (a) those institutions set forth on Schedule 1.01(a) hereto, (b) any Person who is a competitor of the Borrower and its subsidiaries that are separately identified in writing (including by email) by the Borrower to the Administrative Agent from time to time and (c) any affiliate of any Person described in clauses (a) and (b) above (other than bona fide debt fund affiliates that have not themselves been identified in accordance with clause (a) above) that are either (1) identified in writing by the Borrower from time to time or (2) clearly identifiable as affiliates solely on the basis of such affiliate’s name. It is understood and agreed that (i) the foregoing provisions shall not apply retroactively to any person if such Person shall have previously acquired an assignment or participation interest (or shall have previously entered into a trade therefor) prior thereto, but shall disqualify such Person from taking any further assignment or participation thereafter, (ii) each written supplement shall become effective two (2) Business Days after delivery thereof to the Administrative Agent and (iii) the Administrative Agent, upon prior request of any potential assignee or participant, may confirm, on a confidential basis, if a specified Person is on the list.
“Disqualified Stock” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Equity Interest which is not Disqualified Stock and cash in lieu of fractional shares) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (in each case, other than solely as a result of a change of control, asset sale or similar events), in whole or in part, in each case prior to the date that is 91 days after the date set forth in the definition of Maturity Date; provided, however, that if such Equity Interest is issued to any plan for the benefit of employees, officers, directors, managers or consultants of any direct or indirect parent thereof, the Borrower or its Subsidiaries or by any such plan to such employees, officers, directors, managers or consultants, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such officers, directors, managers or consultants.
“Documentation Agents” means BMO Bank N.A., HSBC Bank USA, National Association, Royal Bank of Canada, Banco Bilbao Vizcaya Argentaria, S.A. New York Branch and Standard Chartered Bank, each in their capacities as documentation agents for the Revolving Facility.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters as agreed upon by the Administrative Agent and the Borrower (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as mutually determined by the Administrative Agent and the Borrower) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using procedures similar to clause (b) above or otherwise using any method of determination mutually determined by the Administrative Agent and the Borrower.
“dollars” or “$” refers to lawful money of the United States of America.
“DQ List” has the meaning assigned to such term in Section 9.04(e)(iv).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of any Person described in clause (a) above, or (c) any entity established in an EEA Member Country that is a subsidiary of any Person described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Effective Date Refinancing” means the refinancing of the Existing Revolving Credit Agreement, including the repayment of all amounts outstanding thereunder, the termination of all related commitments and the termination and release of all related security interests.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, a Disqualified Institution, a Defaulting Lender, the Borrower or any Subsidiary or other Affiliate of the Borrower.
“Engagement Letter” means the Engagement Letter, dated October 2, 2026 (as amended from time to time), between the Borrower and Morgan Stanley.
“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees, directives, laws, injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority and relating in any way to protection of the environment, to preservation or reclamation of natural resources, to the management, generation, use, handling, transportation, storage, treatment, disposal, Release or threatened Release or the classification, registration, disclosure or import of, or exposure to, any toxic or hazardous materials, substance or waste or, to the extent related to exposure to Hazardous Materials, human health or safety matters.
“Environmental Liability” means any liability, corrective obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), resulting from or based upon (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) any human exposure to any Hazardous Material, (d) the Release or threatened Release of any Hazardous Material or (e) any legally binding contract or agreement to the extent liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of conversion, Indebtedness that is convertible into any such Equity Interests).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the “minimum funding standard” (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, or (h) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.
“Erroneous Payment” has the meaning specified in Section 9.17(a).
“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.17(d).
“ESTR” means, with respect to any Business Day, a rate per annum equal to the Euro Short Term Rate for such Business Day published by the ESTR Administrator on the ESTR Administrator’s Website.
“ESTR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).
“ESTR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the ESTR Administrator from time to time.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euro and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.
“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate.
“Euro” or “€” means the single currency of the Participating Member States.
“Events of Default” has the meaning set forth in Section 7.01.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Excluded Earnout” means any obligations of the Borrower or any Subsidiary to pay additional consideration in connection with any Acquisition, if such additional consideration is payable (i) in capital stock or other Equity Interests, (ii) in cash or (iii) any combination of the foregoing.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of any Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires the applicable interest in the applicable Commitment to which such Loan relates (other than pursuant to an assignment request by the Borrower under Section 2.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender's assignor, if any, immediately before such Lender acquired such applicable interest in the applicable Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f), (d) any Taxes imposed under FATCA and (e) any U.S. federal backup withholding taxes.
“Existing Letters of Credit” has the meaning set forth in Section 2.20.
“Existing Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of October 31, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and among the Borrower, the other parties thereto from time to time as guarantors, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and the other parties from time to time party thereto.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version described above), any intergovernmental agreement (and related legislation, rules or other official administrative guidance) implementing the foregoing.
“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a finance lease on the balance sheet of that Person; provided, that for the avoidance of doubt, “Finance Lease” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as in effect on December 31, 2015.
“Financial Officer” means, with respect to any Person, the chief executive officer, chief financial officer, principal accounting officer, vice president-treasury, treasurer or controller of such Person.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to each Term Benchmark, each Daily Simple RFR or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each Term Benchmark, each Daily Simple RFR and each Central Bank Rate, shall be zero.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means, with respect to any Person, any subsidiary of such Person that is organized and existing under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.
“GAAP” means, subject to Section 1.04(a), generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.
“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision of any thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union, the Bank of England, the UK Financial Conduct Authority or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of the Borrower)).
“Guarantor” and “Guarantors” means each Person that has executed a counterpart of the Guaranty at or prior to such time, excluding any such Person which has been released from its obligations under the Guaranty in accordance with the terms hereof. As of the Effective Date, there are no Guarantors.

“Guaranty” and “Guaranties” means each guaranty executed by any Subsidiary with respect to the obligations of the Borrower under the Loan Documents substantially in the form of Exhibit F or such other form reasonably acceptable to the Administrative Agent.
“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and other substances or wastes of any nature, in each case regulated pursuant to any Environmental Law due to their dangerous or deleterious characteristics or properties.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedging Agreement. The amount of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedging Agreement.
“Illegality Notice” has the meaning specified in Section 2.12(e).
“Incremental Amendment” has the meaning assigned to such term in Section 2.21(b).
“incur” has the meaning specified in Section 6.01(a).
“Indebtedness” means, as to any Person at a particular time, without duplication, (i) indebtedness for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) that portion of obligations with respect to Finance Leases that is properly classified as a liability on a balance sheet in conformity with GAAP (excluding, for the avoidance of doubt, lease payments under operating leases); (iii) any obligation owed for all or any part of the deferred purchase price of property or services, including earn-outs earned but past due (excluding trade or similar payables, accrued income taxes, VAT, deferred taxes, sales taxes, equity taxes and accrued liabilities incurred in the ordinary course of such Person’s business and excluding Excluded Earnouts); (iv) the undrawn face amount of any letter of credit, bankers’ acceptances, bank guarantees, surety bonds, performance bonds, and similar instruments issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (v) Disqualified Stock; (vi) the direct or indirect Guarantee, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another; (vii) net obligations of such Person under any Swap Contract; and (viii) Indebtedness of the type referred to in clauses (i) through (vii) above secured by a Lien on any property or asset owned or held by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided, the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date; provided, further that the following shall not constitute Indebtedness: (i) any right of use liabilities recorded in accordance with Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), (ii) liabilities recorded under GAAP related to lease accounting (ASC 840) (other than in respect of finance leases), (iii) any liabilities reflected on the books and records of the Borrower and its Subsidiaries to the extent constituting amounts that are owed to hosts so long as the related assets reside on such books and records and (iv) any liabilities resulting from equity awards accounted for as a liability.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Information” has the meaning specified in Section 9.12.
“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05, which shall be, in the case of any such written request, substantially in the form of Exhibit D or any other form approved by the Administrative Agent.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last Business Day of each March, June, September and December, (b) with respect to any RFR Loan (other than a Swingline Loan), (1) each date that is on the numerically corresponding day in each calendar month that is one month (or, at the election of the Borrower solely with respect to a RFR Loan denominated in Sterling, three months) after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.
“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.
“Issuing Bank” means (i) with respect to the Existing Letters of Credit, Morgan Stanley, Bank of America, N.A. and JPMorgan Chase Bank, N.A. and (ii) with respect to other Letters of Credit issued under this Agreement, each of Morgan Stanley Senior Funding, Inc., Bank of America, N.A., Goldman Sachs Lending Partners LLC, Barclays Bank PLC, Citibank, N.A., JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., BMO Bank N.A., HSBC Bank USA, National Association, Royal Bank of Canada, Banco Bilbao Vizcaya Argentaria, S.A. New York Branch and Standard Chartered Bank and each other Lender so designated by the Borrower with such Lender’s consent and with prior written notice to the Administrative Agent, in its capacity as the issuer of Letters of Credit hereunder, and any of their successors in such capacity as provided in Section 2.20(i)(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. No Issuing Bank shall be required to issue any Letters of Credit other than standby Letters of Credit.
“Issuing Bank Individual Sublimit” means, (i) for each of the Issuing Banks party hereto (A) on the Effective Date through and including the date that is two years following the Effective Date, the amount set forth in the schedule below next to such Issuing Bank’s name under the heading “Initial Issuing Bank Individual Sublimit” and (B) thereafter, the amount set forth in the schedule below next to such Issuing Bank’s name under the heading “Issuing Bank Individual Sublimit”, (ii) for each Issuing Bank that replaces a previous Issuing Bank pursuant to Section 2.20(i)(i), the Issuing Bank Individual Sublimit of the replaced Issuing Bank that was in effect immediately prior to the replacement and (iii) for each additional Issuing Bank added pursuant to Section 2.20(i)(ii), an amount agreed among the Borrower, the Administrative Agent and such additional Issuing Bank, with the Issuing Bank Individual Sublimit or Issuing Bank Individual Sublimits of one or more other Issuing Banks being reduced (with the consent of such Issuing Bank or Issuing Banks) to the extent necessary to maintain compliance with the following proviso; provided that the sum of all Issuing Bank Individual Sublimits shall equal $200,000,000.

Issuing Bank	Initial Issuing Bank Individual Sublimit	Issuing Bank Individual Sublimit
Morgan Stanley Senior Funding, Inc.	$23,000,000	$23,000,000
Bank of America, N.A.	$23,000,000	$23,000,000
Goldman Sachs Lending Partners LLC	$23,000,000	$23,000,000
Barclays Bank PLC	$16,500,000	$16,500,000
Citibank, N.A.	$16,500,000	$16,500,000
JPMorgan Chase Bank, N.A.	$16,500,000	$16,500,000
Mizuho Bank, Ltd.	$16,500,000	$16,500,000
BMO Bank N.A.	$13,000,000	$13,000,000
HSBC Bank USA, National Association	$13,000,000	$13,000,000
Royal Bank of Canada	$13,000,000	$13,000,000
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$13,000,000	$13,000,000
Standard Chartered Bank	$13,000,000	$13,000,000
Total	$200,000,000	$200,000,000

“Issuing Bank Issued Amount” means, with respect to each Issuing Bank, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time issued by such Issuing Bank plus (b) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time.
“Judgment Currency” has the meaning set forth in Section 9.21(b).
“LC Collateral Account” has the meaning assigned to such term in Section 2.20(j).
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit (unless cash collateralized, backstopped or rolled into another facility on terms reasonably acceptable to the applicable Issuing Bank and the Administrative Agent). Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
“Lender-Related Person” means the Administrative Agent, any Lead Arranger, any Lender and any Related Party of the foregoing Persons.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” shall include the Swingline Lender.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement (including, in the case of any Existing Letter of Credit, deemed to be issued hereunder).
“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date.
“Liabilities” means any actual losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or occupancy agreement be deemed to constitute a Lien.
“Loan Documents” means this Agreement, the Assumption Agreement (if any), any Guaranties, any Letter of Credit and Letter of Credit Application, and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.07(c).
“Loan Modification Agreement” means a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, one or more Accepting Lenders and the Administrative Agent.
“Loan Modification Offer” has the meaning specified in Section 2.18(a).
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including Swingline Loans.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, operations, results of operations or financial condition of the Borrower and the Subsidiaries, taken as a whole, or (b) the material rights of or remedies available to the Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” means Indebtedness (other than under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate outstanding principal amount of $300,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Material Subsidiary” means, as of any date of determination, any Subsidiary that would constitute a “significant subsidiary” of the Borrower under Rule 1-02(w) of Regulation S-X under the Securities Act, as amended as of such date of determination.
“Material Subsidiary Indebtedness” means any Indebtedness of a Material Subsidiary.
“Maturity Date” means October 30, 2031.
“Maximum Rate” has the meaning set forth in Section 9.13.
“MNPI” means material information concerning the Borrower, any Subsidiary or any Controlled Affiliate of any of the foregoing, or any of their securities, that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Borrower, the Subsidiaries or any Controlled Affiliate of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the United States federal and state securities laws.
“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.
“Morgan Stanley” means Morgan Stanley Senior Funding, Inc. and its successors.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Accepting Lender” has the meaning specified in Section 2.18(a).
“Non-Consenting Lender” has the meaning specified in Section 9.02(c)(iii).
“Non-Guarantor Material Subsidiary Indebtedness” means any Indebtedness of a Material Subsidiary that is not a Guarantor.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a

Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means (a) the due and punctual payment by the Borrower of the principal of and premium, if any, and interest (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans and all LC Exposure when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) the due and punctual payment or performance by the Borrower of all other monetary obligations under this Agreement, any other Loan Document or Letter of Credit, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accruing, at the rate specified herein or therein, or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
“OFAC” means the United States Treasury Department Office of Foreign Assets Control.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction (or political subdivisions thereof) imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in dollars, the NYFRB Rate, (b) with respect to any amount denominated in Euros, Daily Simple ESTR, (c) with respect to any amount denominated in Sterling, Daily Simple RFR and (d) with respect to any amount denominated in any other Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.
“Participant Register” has the meaning set forth in Section 9.04(c)(i).
“Participants” has the meaning set forth in Section 9.04(c)(i).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Payment Recipient” has the meaning specified in Section 9.17(a).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Periodic Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Permitted Amendment” has the meaning specified in Section 2.18(c).
“Permitted Liens” means:
(a)    Liens imposed by law for Taxes that are not required to be paid in accordance with Section 5.04;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) or 4068 of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business;
(c)    Liens made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) or 4068 of ERISA or a violation of Section 436 of the Code) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(d)    Liens made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) or 4068 of ERISA or a violation of Section 436 of the Code), surety and appeal bonds, performance bonds and other obligations of a like nature (including those to secure environmental, health or safety obligations), in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;
(f)    easements, zoning restrictions, rights-of-way, restrictions, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower and the Subsidiaries, taken as a whole;
(g)    banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with securities intermediaries; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Subsidiary in excess of those required by applicable banking regulations;
(h)    Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and the Subsidiaries in the ordinary course of business;
(i)    Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property (including any intellectual property) subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement in the ordinary course of business;
(j)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(k)    Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(l)    deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any Subsidiary to secure the performance of its obligations under the lease for such premises, in each case in the ordinary course of business;
(m)    Liens on cash and cash equivalents deposited with a trustee or a similar Person to defease or to satisfy and discharge any Indebtedness, provided that such defeasance or satisfaction and discharge is permitted hereunder;
(n)    Liens that are contractual rights of set-off, including (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;
(o)     Liens on cash deposits of the Borrower and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of the Borrower and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of the Borrower and Foreign Subsidiaries participating in such Cash Pooling Arrangements;
(p)    Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business;
(q)    pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings; and

(r)    Liens on property subject to Sale/Leaseback Transactions permitted hereunder and general intangibles related thereto;
provided that the term “Permitted Liens” shall not include any Lien securing Indebtedness, other than Liens referred to clauses (c), (d), (e), (k) or (m) above securing letters of credit, bank guarantees or similar instruments.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning set forth in Section 9.01(d).
“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.
“Pro Rata Percentage” means, with respect to any Lender, with respect to Loans, LC Exposure or Swingline Exposure, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Lenders (if the Revolving Commitments have terminated or expired, the Pro Rata Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposure at that time).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.
“Qualified Acquisition” means any Acquisition or other investment that involves cash consideration (it being understood, for the avoidance of doubt, that proceeds from an equity offering shall not constitute cash consideration) of at least $750,000,000 and causes the pro forma Leverage Ratio to be greater than the Leverage Ratio immediately prior to giving effect to such Acquisition or other investment.

“Rating Agencies” means S&P and Moody’s.
“Real Estate Asset” means an interest in any real property.
“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Subsidiaries (other than a Receivables Subsidiary) pursuant to which any Subsidiary sells its accounts receivable to either (A) a Person that is not a Subsidiary or (B) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Subsidiary.
“Receivables Subsidiary” means any subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.
“Recipient” means the Administrative Agent or any Lender as applicable.
“Register” has the meaning set forth in Section 9.04(b)(iv).
“Related Indemnitee Parties” means, with respect to any specified Person, (a) any controlling Person or controlled Affiliate of such Person, (b) the respective directors, officers or employees of such Person or any of its controlling Persons or controlled Affiliates, and (c) the respective agents of such Person or any of its controlling Persons or controlled Affiliates, in the case of this clause (c), acting at the instructions of such Person, controlling person or such controlled Affiliate.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.
“Related Person” has the meaning assigned to it in Section 9.03(d).
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, disposal, discharge, or leaching into the environment.
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in dollars, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the BBSY Rate, (iv) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Rate, (v) with respect to any RFR Borrowing denominated in Sterling, the applicable Daily Simple RFR or (vi) with respect to any RFR Borrowing denominated in Singapore Dollars, the applicable Daily Simple RFR, as applicable.
“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and the aggregate amount of the unused Revolving Commitments at such time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, with respect to any Person, the Financial Officer or any executive vice president, senior vice president, vice president, secretary or assistant secretary of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement and, as to any document delivered on the Effective Date, any secretary or assistant secretary of such Person.
“Revaluation Date” means (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement; (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar quarter and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may reasonably determine at any time when an Event of Default exists.
“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.
“Revolving Borrowing” means a Borrowing (other than a Swingline Loan) made by the Lenders ratably in accordance with their respective Revolving Commitments.
“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans, to acquire participations in Letters of Credit and Swingline Loans hereunder in each case with respect to the Borrower, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) increased from time to time pursuant to Section 2.21 or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth in Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $1,000,000,000.
“Revolving Commitment Fee” has the meaning set forth in Section 2.09(a).
“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.21(a).
“Revolving Commitment Increase Closing Date” has the meaning assigned to such term in Section 2.21(b).

“Revolving Exposure” means, with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender’s Loans, its LC Exposure and its Swingline Exposure.
“Revolving Facility” means the revolving credit, swingline and letter of credit, in each case contemplated by Article II and the incremental facilities, if any, contemplated by Section 2.21.
“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA, (b) euros, ESTR, (c) dollars, Daily Simple SOFR and (d) Singapore Dollars, SORA.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) euros, any day that is a TARGET Day, except for a (i) Saturday or (ii) a Sunday, (c) dollars, a U.S. Government Securities Business Day and (d) Singapore Dollars, a day on which banks are open for settlement of payments and foreign exchange transactions in Singapore.
“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.
“RFR Loan” means a Loan that bears interest at a rate based on the Daily Simple RFR.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or any successor to its rating agency business.
“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Subsidiary whereby the Borrower or such Subsidiary sells or transfers such property to any Person and the Borrower or any Subsidiary leases such property from such Person or its Affiliates.
“Sanctioned Country” means, at any time, a country, region or territory that is itself the subject or target of comprehensive country-wide or territory-wide Sanctions (at the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, Cuba, Iran and North Korea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, or other relevant sanctions authority, (b) any Person located, organized or ordinarily resident in a Sanctioned Country or (c) any Person 50% or more owned, individually or in the aggregate, directly or indirectly, by any Person or Persons described in the preceding clause (a), in each case, to the extent dealings with such Person are prohibited under applicable Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, or relevant sanctions authority, in each case, to the extent applicable to the Borrower or its Subsidiaries.
“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.
“Senior Unsecured Rating” means, with respect to any Rating Agency as of any date of determination, (a) the rating by such Rating Agency of the senior unsecured long-term indebtedness of the Borrower or (b) if, and only if, such Rating Agency shall not have in effect the rating referred to in clause (a), the Borrower’s “corporate credit” (however denominated) rating assigned by such Rating Agency.
“Singapore Dollars” means lawful money of the Republic of Singapore.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Loan” means a Loan that bears interest at a rate based on the Term SOFR Rate.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Sold Entity or Business” has the meaning specified in the definition of “Consolidated EBITDA”.
“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“SORA” means a rate equal to the Singapore Overnight Rate Average as administered by the SORA Administrator, as administrator of the benchmark, on the SORA Administrator’s Website; provided that if SORA as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“SORA Administrator” means the Monetary Authority of Singapore (or any successor administrator of the Singapore Overnight Rate Average).

“SORA Administrator’s Website” means the Monetary Authority of Singapore’s website, currently at https://eservices.mas.gov.sg, or any successor website for the Singapore Overnight Rate Average officially designated as such by the SORA Administrator from time to time (or as published by its authorized distributors).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” means the lawful currency of the United Kingdom.
“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any similar master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Exposure” means, at any time, the sum of the aggregate of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall be its Pro Rata Percentage of the aggregate Swingline Exposure.
“Swingline Lender” means Morgan Stanley Senior Funding, Inc., in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.19.
“Syndication Agents” mean Morgan Stanley, Bank of America, N.A., Goldman Sachs Bank USA, Barclays Bank PLC, Citibank, N.A., JPMorgan Chase Bank, N.A. and Mizuho Bank, Ltd., each in its capacity as syndication agent for the Revolving Facility.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted EURIBOR Rate, the Term SOFR Rate, the BBSY Rate or the TIBOR Rate.
“Term SOFR Rate” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the CME Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the CME Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the CME Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the CME Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR

Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the CME Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the CME Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;
provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” means the date upon which all Revolving Commitments have terminated, no Letters of Credit are outstanding (or if Letters of Credit remain outstanding, as to which the Administrative Agent has been furnished a cash deposit or a counter standby letter of credit from another financial institution in accordance with the terms of this Agreement), and the Loans and LC Exposure, together with all interest, fees and other non-contingent Obligations, have been paid in full in cash.
“TIBOR Rate” means the rate per annum equal to the Tokyo Interbank Offer Rate, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) two (2) Business Days prior to the commencement of an Interest Period with a term equivalent to such Interest Period; provided that if the TIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Total Assets” shall mean, as of any date of determination, total assets of (i) the Borrower and its Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)) and (ii) each variable interest entity that Borrower is required to consolidate pursuant to Statement of Financial Accounting Standard No. 167 at such date; provided that the aggregate amount of assets that may be included pursuant to this clause (ii) shall not exceed 10.0% of Total Assets (calculated prior to giving effect to the addition of such amounts) as of the applicable date of determination.
“Transactions” means (a) the execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of the Loans and the use of proceeds thereof, (b) the Effective Date Refinancing and (c) the payment of fees and expenses in connection with the foregoing.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the Adjusted EURIBOR Rate, the BBSY Rate, the TIBOR Rate, the Daily Simple RFR or the Alternate Base Rate.
“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the

United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Voting Shares” means, with respect to any Person, outstanding shares of capital stock or other Equity Interests of any class of such Person entitled to vote in the election of directors, or otherwise to participate in the direction of the management and policies, of such Person, excluding shares or other Equity Interests entitled so to vote or participate only upon the happening of some contingency.
“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yen” means lawful money of Japan.
SECTION 1.02.Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “ABR Loan”, “Term Benchmark Loan” or “RFR Loan” or “ABR Borrowing”, “Term Benchmark Borrowing” or “RFR Borrowing”).
SECTION 1.03.Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. All references to “in the ordinary course of business” of the Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrower and its Subsidiaries in the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrower or such Subsidiary, as applicable, or any similarly situated businesses of the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable. With respect to any Default or Event of Default, the words “exists”, “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified, and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
SECTION 1.04.Accounting Terms; GAAP; Pro Forma Calculations.
(a)Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed (other than for purposes of Sections 3.04, 5.01(a) and 5.01(b)), and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to (x) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Indebtedness at “fair value”, as defined therein, or (y) any other accounting principle that results in any Indebtedness being reflected on a balance sheet at an amount less than the stated principal amount thereof, (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (C) without giving effect to any change in accounting for leases resulting from the implementation of Financial Accounting Standards

Board ASU No. 2016-02, Leases (Topic 842), to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015.
(b)All pro forma computations required to be made hereunder giving effect to any transaction shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).
(c)Whenever the Borrower elects to give pro forma effect in accordance with Section 1.04(b) above for the implementation of any restructuring, operational initiative, business optimization, operational or technology change or improvement, the pro forma calculations shall be made in good faith by a financial officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies projected by the Borrower in good faith to be realizable as a result of specified actions taken, committed to be taken or expected to be taken in the good faith determination of the Borrower (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies had been realized in full on the first day of such period and as if such cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies were realized in full during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), whether prior to or following the Effective Date, net of the amount of actual benefits realized during such period from such actions, and any such adjustments (herein, the “Pro Forma Adjustments”) shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent four quarter period in which the effects thereof are expected to be realizable) relating to such transactions or actions; provided that (a) such amounts are reasonably identifiable and factually supportable, (b) such actions have been taken or substantial steps have been taken or are expected to be taken (in the reasonable and good faith determination of the Borrower and as certified to by the chief executive officer, chief financial officer, treasurer, chief accounting officer or controller of the Borrower in a certificate delivered to the Administrative Agent), within 24 months after the consummation or commencement, as applicable, of any change that is expected to result in such cost savings or synergies, (c) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (d) the aggregate amount of such Pro Forma Adjustments (together with all amounts added back under clause (l) of the definition of Consolidated EBITDA) shall not exceed 20% of Consolidated EBITDA of the Borrower for the period of four consecutive fiscal quarters most recently ended prior to the determination date (calculated after giving effect to any adjustments pursuant to this Section 1.04(c) and clause (l) of the definition of Consolidated EBITDA).

SECTION 1.05.Currency Translation.
(a)All references in the Loan Documents to Loans, Letters of Credit, Obligations, covenant baskets and other amounts shall be denominated in dollars unless expressly provided otherwise. Compliance with all such dollar denominated amounts shall be based on the Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than dollars and shall be determined by the Administrative Agent on any Revaluation Date. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than dollars, the Borrower shall repay such Obligation (including any interest thereon) in such other currency. All fees payable under Section 2.09 shall be payable in dollars. Notwithstanding anything to the contrary in this Agreement, with respect to the amount of any Indebtedness, Lien, or affiliate transaction, no Default or Event of Default shall be deemed to have occurred solely as a result of any dollar basket being exceeded due to a change in the rate of currency exchange occurring after the time of any such specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in dollars in Section 7.01(f), (g) or (k) being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter immediately preceding the fiscal quarter in which such determination occurs or in respect of which such determination is being made.
(b)Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or a RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.
SECTION 1.06.Rounding. The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).
SECTION 1.07.Interest Rates. The interest rate on a Loan denominated in dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.11(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.08.Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.09.Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION 1.10.Timing of Payment and Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.
SECTION 1.11.Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.
ARTICLE II

The Credits
SECTION 2.01.Commitments.
(a)Subject to the terms and conditions set forth herein, each Lender agrees to make Loans in any Agreed Currency to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans without premium or penalty (but subject to Section 2.13, if applicable).

SECTION 2.02.Loans and Borrowings.
(a)Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.19.
(b)Subject to Sections 2.11 and 2.12, each Borrowing (other than Swingline Loans) shall be comprised (i) in the case of Borrowings in dollars, entirely of ABR Loans or Term Benchmark Loans, (ii) in the case of Borrowings in Euros, entirely of Term Benchmark Loans, (iii) in the case of Borrowings in Sterling, entirely of RFR Loans, (iv) in the case of Borrowings in Yen or Australian Dollars, entirely of Term Benchmark Loans, and (v) in the case of Borrowings in Singapore Dollars, entirely of RFR Loans, in each case, denominated in the applicable currency, bearing interest at the Relevant Rate and as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan denominated in dollars. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that a Term Benchmark Borrowing that results from a continuation of an outstanding Term Benchmark Borrowing, as applicable, may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eleven (11) (or such greater number as may be agreed to by the Administrative Agent), Term Benchmark Borrowings and RFR Borrowings outstanding.
(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Term Benchmark Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03.Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or in writing (a) in the case of a Term Benchmark Borrowing denominated in dollars, not later than 12:30 p.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing, (b) in the case of a Term Benchmark Borrowing denominated in Euros, not later than 9:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (c) in the case of a Term Benchmark Borrowing denominated in Yen or Australian Dollars, not later than 12:30 p.m., New York City time, four Business Days before the date of the proposed Borrowing, (d) in the case of an RFR Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, three RFR Business Days before the date of the proposed Borrowing, (e) in the case of an RFR Borrowing denominated in Singapore Dollars, not later than 12:30 p.m., New York City time, four RFR Business Days before the date of the proposed Borrowing or (f) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the day of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.20(e) may be given not later than 11:00 a.m. on the date of the proposed

Borrowing. Each such telephonic and written Borrowing Request shall be irrevocable and shall be made (or, if telephonic, confirmed promptly) by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)the Borrower, the aggregate amount and Agreed Currency of such Borrowing;
(ii)the date of such Borrowing, which shall be a Business Day;
(iii)whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing;
(iv)in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)the location and number of the account of the Borrower to which funds are to be disbursed.
If no election as to the currency of a Borrowing is specified, then the requested Borrowing shall be made in dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing in dollars. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.Funding of Borrowings.
(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., New York City time (or, in the case of (i) ABR Loans, such later time as shall be two hours after the delivery by the Borrower of a Borrowing Request therefor in accordance with Section 2.03 or (ii) Loans denominated in an Alternative Currency, such other time as may be communicated by the Administrative Agent to each Lender), in each case, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.19. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.20(e) shall be remitted by the Administrative Agent to the Applicable Issuing Bank.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on written demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans or, in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
SECTION 2.05.Interest Elections.
(a)Each Borrowing initially shall be of the Type and Agreed Currency and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided that no SOFR Loan may be converted to a Daily Simple SOFR loan prior to the implementation of Daily Simple SOFR pursuant to Section 2.11. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic and written Interest Election Request shall be irrevocable and shall be made (or, if telephonic, confirmed promptly) by hand delivery, facsimile or electronic mail to the Administrative Agent of an executed written Interest Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Borrower, the Agreed Currency and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing; and
(iv)if the resulting Borrowing is to be a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(c)Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term Benchmark Borrowing in the same Agreed Currency for an additional Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Section 7.01 has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of (x) in the case of a Borrowing denominated in dollars, the Required Lenders and (y) in the case of a Borrowing denominated in an Alternative Currency, the Required Lenders have notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, (x) each Term Benchmark Borrowing denominated in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (y) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in Euros or Sterling, shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the CBR Spread and (z) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in Yen, Singapore Dollars and Australian Dollars, shall be prepaid in full, in the case of Singapore Dollars, immediately and, in the case of Yen and Australian Dollars, at the end of the applicable Interest Period; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency shall either be (A) converted to an ABR Borrowing denominated in dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period, as applicable, therefor or (B) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (A) above.
SECTION 2.06.Termination and Reduction of Revolving Commitments.
(a)Unless previously terminated, the Revolving Commitments shall automatically terminate on the Maturity Date.
(b)The Borrower may at any time terminate, or from time to time permanently reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment and (iii) the other Revolving Exposure limitations set forth in Sections 2.01 and 2.02 shall be satisfied after giving effect to any such reduction.
(c)[Reserved].
(d)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent) on or prior to the specified effective date if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving

Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.
SECTION 2.07.Repayment of Loans; Evidence of Debt.
(a)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender made to the Borrower on the Maturity Date. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Swingline Lenders the then unpaid principal amount of each Swingline Loan made to the Borrower on the earlier of the Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.
(b)The records maintained by the Administrative Agent and the Lenders shall (in the case of the Lenders, to the extent they are not inconsistent with the records maintained by the Administrative Agent pursuant to Section 9.04(b)(iv)) be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of the Loans, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.
(c)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
SECTION 2.08.Prepayment of Loans.
(a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section.
(b)The Borrower shall notify the Administrative Agent by delivery of a Notice of Loan Prepayment of any optional prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing denominated in dollars, not later than 12:30 p.m., New York City time, three U.S. Government Securities Business Days before the date of prepayment, (ii) in the case of prepayment of a Term Benchmark Borrowing denominated in Euros, not later than 9:00 a.m., New York City time, three Business Days before the date of prepayment, (iii) in the case of a prepayment of a Term Benchmark Borrowing denominated in Yen or Australian Dollars, not later than 12:30 p.m., New York City time, four Business Days before the date of prepayment, (iv) in the case of a prepayment of an RFR Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, three RFR Business Days before the date of prepayment, (v) in the case of a prepayment of an RFR Borrowing denominated in Singapore Dollars, not later than 12:30 p.m., New York City time, four RFR Business Days before the date of prepayment and (vi) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Agreed Currency and the Borrowing or Borrowings to be prepaid and the principal amount of each such Borrowing or portion thereof to be prepaid; provided that a Notice of Loan Prepayment may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent) on or prior to the specified effective date if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.
(c)In the event and on such occasion that the total Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitments or any other Revolving Exposure limitations set forth in Sections 2.01 and 2.02 are not satisfied, the Borrower shall promptly prepay the Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess. All prepayments required by this Section 2.08(c) shall be applied to reduce the outstanding principal balance of the Loans, including Swingline Loans (without a permanent reduction of any Commitment) and to cash collateralize outstanding LC Exposure.
SECTION 2.09.Fees.
(a)The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Revolving Commitment Fee”), which shall accrue at the Applicable Rate on the daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued Revolving Commitment Fees in respect of the Revolving Commitments shall be payable in arrears on the last Business Day of each March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All Revolving Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent, including pursuant to the Engagement Letter.
(c)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to (i) in the case of the Revolving Commitment Fees, the Administrative Agent for distribution to the Lenders entitled thereto and (ii) in the case of any fees payable to the Administrative Agent for its own account, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.
(d)The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit at a per annum rate equal to the Applicable Rate applicable to Term Benchmark Loans, on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the actual daily face amount of each Letter of Credit outstanding (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, cancellation, negotiation, transfer, renewal or extension of any Letter of Credit or processing of drawings thereunder and are nonrefundable. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on such first business day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit (or, in the case of Existing Letters of Credit, on the Effective Date), on the L/C Expiration Date and thereafter on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 30 days after written demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, shall be payable for the actual number of days elapsed and shall be payable in dollars (or the Dollar Equivalent, if applicable).

SECTION 2.10.Interest.
(a)The Loans comprising each ABR Borrowing (including each Swingline Loan to the Borrower) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)[Reserved].
(c)The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term SOFR Rate, the Adjusted EURIBOR Rate, the BBSY Rate or the TIBOR Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(d)Each RFR Loan shall bear interest at a rate per annum equal to (i) with respect to any RFR Borrowing denominated in Sterling, the applicable Daily Simple RFR, (ii) with respect to any RFR Borrowing denominated in Singapore Dollars, the applicable Daily Simple RFR and (iii) with respect to any RFR Borrowing denominated in dollars, the applicable Daily Simple RFR plus, in each case, the Applicable Rate.
(e)[Reserved].
(f)Notwithstanding the foregoing, if an Event of Default under Section 7.01(a) or (b) shall have occurred and be continuing, whether at stated maturity, upon acceleration or otherwise, then, upon the written request of the Required Lenders until the related defaulted amount shall have been paid in full, to the extent permitted by law, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of overdue interest, overdue fees or any other amounts on any Loan with respect to any Revolving Commitment, 2.00% per annum plus the rate applicable to ABR Loans, as provided in paragraph (a) of this Section.
(g)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on written demand of the Required Lenders, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Any accrued and unpaid interest on any Loan shall be due and payable on the date such Loan is repaid.
(h)Interest computed by reference to any Term Benchmark hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Daily Simple RFR or, solely when the Alternate Base Rate is determined by reference to the Prime Rate, the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Term Benchmark or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11.Inability to Determine Rates.
(a)Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.11, if:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term Benchmark for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR or Daily Simple RFR for the applicable Agreed Currency; or
(ii)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate, the Adjusted EURIBOR Rate, the BBSY Rate or the TIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Daily Simple RFR, Daily Simple RFR, Daily Simple ESTR or ESTR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;
(iii)then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.05 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in dollars, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request for an ABR Borrowing and (2) any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be a Borrowing Request for an ABR Borrowing and (B) for Loans denominated in an Alternative Currency, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing or an RFR Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.
(iv)Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.11(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.05 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan, on such day and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable

Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” with respect to dollars in the case of clause (1) or Euros in the case of clause (2) for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent (in consultation with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. The Administrative Agent will notify the Borrower of (i) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (ii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the

Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing (if any, after the effectiveness of a Benchmark Replacement) of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in dollars into a request for a Borrowing of or conversion to an ABR Borrowing or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in the affected Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.11, (A) for Loans denominated in dollars any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan and (B) for Loans denominated in the affected Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: be prepaid by the Borrower on such day or solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately. Notwithstanding anything herein or in any other Loan Document to the contrary, in determining an alternative rate of interest, the Administrative Agent will use commercially reasonable efforts, to the extent the Administrative Agent is permitted to select an alternate benchmark rate or spread adjustment, to implement any proposal reasonably requested by the Borrower and not adverse to the Lenders that is intended to prevent the use of an alternative rate of interest pursuant to this Section 2.11 from resulting in a deemed exchange of any Indebtedness hereunder under Section 1001 of the Code.

SECTION 2.12.Increased Costs; Illegality.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Issuing Bank (except any such reserve requirement reflected in any Term Benchmark, as applicable);
(ii)impose on any Lender or Issuing Bank or the international interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)subject any Recipient to any Taxes (other than Indemnified Taxes or Excluded Taxes) with respect to its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank or other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein, or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time within 10 days following request of such Lender or such Issuing Bank or other Recipient (accompanied by a certificate in accordance with paragraph (c) of this Section), the Borrower will pay to such Lender, such Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or other Recipient for such additional costs or expenses incurred or reduction suffered; provided that such Lender, such Issuing bank or other Recipient shall only be entitled to seek such additional amounts if such Person has certified in writing to the Borrower that it is generally charging such costs to other similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 2.12, after consideration of such factors as such Person then reasonably determines to be relevant (which determination shall be made in good faith and not on an arbitrary or capricious basis); provided, further, that such additional amounts shall not be duplicative of any amounts otherwise paid by the Borrower under any other provision of this Agreement (including any reserve requirements included in determining any Term Benchmark).
(b)If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or Issuing bank or any lending office of such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made or participations in Loans purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto by such Lender to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then, from time to time within 10 days following request of such Lender or such Issuing Bank (accompanied by a certificate in accordance with paragraph (c) of this Section), the Borrower will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered; provided that such Lender or Issuing Bank shall only be entitled to seek such additional amounts if such Person has certified in writing to the Borrower that it is generally charging such costs to other similarly situated customers of the applicable Lender or Issuing Bank under agreements having provisions similar to this Section 2.12, after consideration of such factors as such Person then reasonably determines to be relevant (which determination shall be made in good faith and not on an arbitrary or capricious basis); provided, further, that such additional amounts shall not be duplicative of any amounts otherwise paid by the Borrower under any other provision of this Agreement (including any reserve requirements included in determining any Term Benchmark).
(c)A certificate of a Lender or an Issuing Bank setting forth the basis for and, in reasonable detail (to the extent practicable), computation of the amount or amounts necessary to compensate such Lender or Issuing Bank or their respective holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs, expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section shall be available to each Lender and the respective Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed; provided that if, after the payment of any amounts by the Borrower under this Section, any Change in Law in respect of which a payment was made is thereafter determined to be invalid or inapplicable to the relevant Lender or Issuing Bank, then such Lender or Issuing Bank shall, within 30 days after such determination, repay any amounts paid to it by the Borrower hereunder in respect of such Change in Law.
(e)If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to any applicable Daily Simple RFR or Daily Simple RFR or Term Benchmark, or to determine or charge interest based upon any applicable Daily Simple RFR, Daily Simple RFR or Term Benchmark, or, with respect to any Term Benchmark Loan, any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, any applicable Agreed Currency in the applicable offshore interbank market for the applicable Agreed Currency, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make RFR Loans or Term Benchmark Loans, as applicable, and any right of the Borrower to continue RFR Loans or Term Benchmark Loans, as applicable, in the affected Agreed Currency or Agreed Currencies or, in the case of Loans denominated in dollars, to convert ABR Loans to Term Benchmark Loans, shall be suspended, and (b) if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until each such affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, (i) convert all Term Benchmark Loans denominated in dollars to ABR Loans or (ii) convert all RFR Loans or Term Benchmark Loans denominated in an affected Alternative Currency to ABR Loans denominated in dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”) (A) with respect to RFR Loans, on the Interest Payment Date therefor, if all affected Lenders may lawfully continue to maintain such RFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such RFR Loans to such day or (B) with respect to Term Benchmark Loans, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term

Benchmark Loans, to such day, or immediately, if any Lender may not lawfully continue to maintain such Term Benchmark Loans, as applicable, to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of an RFR Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.13.
SECTION 2.13.Break Funding Payments. In the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert or continue any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof), (iv) the failure to prepay any Term Benchmark Loan on a date specified therefor in any notice of prepayment given by the Borrower (unless such notice has been revoked in accordance with Section 2.08) or (v) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (but not lost profits) within 15 days following written request of such Lender (accompanied by a certificate described below in this Section). Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Term SOFR Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the international interbank market. A certificate of any Lender delivered to the Borrower and setting forth the basis for and, in reasonable detail (to the extent practicable), computation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

SECTION 2.14.Taxes.
(a)Payments Free of Taxes. All payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax in respect of any such payment by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after all such deductions or withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the applicable Lender (or, in the case of a payment received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes. Without limitation or duplication of Section 2.14(a), the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Other Taxes.
(c)Evidence of Payment. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)Indemnification by the Borrower. Without limitation or duplication of Section 2.14(a) or (b) above, the Borrower shall indemnify each Recipient, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if, after the payment of any amounts by the Borrower under this Section 2.14(d) any such Indemnified Taxes in respect of which a payment was made are thereafter determined to have been incorrectly or illegally imposed, then the relevant Recipient shall use commercially reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes (which shall be repaid to the Borrower in accordance with Section 2.14(g)) so long as such efforts would not, in the sole determination of such Recipient, result in any additional out-of-pocket costs or expenses not reimbursed by the Borrower or be otherwise materially disadvantageous to such Recipient; provided, further, that the Borrower shall not be required to indemnify any Recipient pursuant to this Section 2.14(d) for any interest, penalties or expenses to the extent resulting from such Recipient’s failure to notify the Borrower of the relevant possible indemnification claim within six months after such Recipient receives written notice from the applicable Governmental Authority of the specific Tax assessment given rise to such indemnification claim. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)[Reserved].

(f)Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower and the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (i)(A), (i)(B) and (ii) of Section 2.14(f)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i) Without limiting the generality of the foregoing,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two properly completed and executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two of whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, a properly completed and executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;
(2)in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, properly completed and executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” that is related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and no payments under any Loan Document are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) properly completed and executed originals of IRS Form W-8BEN-E or IRS Form W-8BEN; or
(4)to the extent a Foreign Lender is not the beneficial owner (for example, where such Foreign Lender is a partnership or a participating Lender), properly completed and executed copies of IRS Form W-8IMY, accompanied by properly completed and executed copies of IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax

Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of such direct and indirect partner(s); and
(5)any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other documentation prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(ii)If a payment made to a Lender or the Administrative Agent under any Loan Document would be subject to Taxes imposed by FATCA if such Lender or the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or the Administrative Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.14(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation and deliver such documentation to the Borrower and the Administrative Agent or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.
Notwithstanding any other provisions of this Section 2.14 (f), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.
Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.14(f).
On or before the date the Administrative Agent (or any successor thereto) becomes a party to this Agreement, the Administrative Agent shall provide to Borrower, two properly completed and executed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, with respect to amounts received for its own account and (B) with respect to payments received on account of any Lender, IRS Form W-8IMY evidencing its agreement with the Borrower to be treated as a “United States person” within the meaning of Section 7701(a)(30) of the Code. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. Notwithstanding any other provisions of this Section 2.14(f), the Administrative Agent shall not be required to deliver any documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the date of this Agreement.

(g)Treatment of Certain Refunds. If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.14(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.14(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.14(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)The agreements in this Section 2.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the consummation of the transactions contemplated hereby, the repayment of the Loans and the expiration or termination of the Revolving Commitments, the expiration of any Letter of Credit or the termination of this Agreement or any provision hereof.
(i)For purposes of this Section 2.14, the term “applicable law” includes FATCA and the term “Lender” shall include any Issuing Bank and any Swingline Lender.

SECTION 2.15.Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
(a)The Borrower shall make each payment or prepayment required to be made by it hereunder or under any other Loan Document prior to the time required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.14, 9.03 and 9.20 and 9.21 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in the applicable Agreed Currency in which the Borrowing was made or Letter of Credit issued and otherwise in dollars.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.
(c)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of any Loan or LC Disbursement resulting in such Lender receiving payment of a greater proportion of the aggregate amount of any Loan or LC Disbursement and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans and LC Exposure of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans or LC Exposure; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or LC Exposure to any Person that is an Eligible Assignee (as such term is defined herein from time to time). The Borrower consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. For purposes of clause (b) of the definition of “Excluded Taxes,” a Lender that acquires a participation pursuant to this Section 2.15(c) shall be treated as having acquired such participation on the date(s) on which such Lender acquired the applicable interest(s) in the applicable Commitment(s) to which such participation relates.
(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged.
SECTION 2.16.Mitigation Obligations; Replacement of Lenders.
(a)If any Lender or Issuing Bank requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or Issuing Bank or to any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.14, then such Lender or Issuing Bank shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender or Issuing Bank, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank, as applicable, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation within 10 days following request of such Lender or Issuing Bank (accompanied by reasonable (to the extent practicable) back-up documentation relating thereto).
(b)If (i) any Lender requests compensation under Section 2.12, (ii) any Lender delivers a notice under Section 2.12(e), (iii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.14, (iv) any Lender or Issuing Bank has become a Defaulting Lender, (v) any Lender or Issuing Bank has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders or Issuing Banks (or all or the majority of the affected Lenders or Issuing Banks) and with respect to which the Required Lenders shall have granted their consent or (vi) in connection with the replacement of any non-Accepting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender or Issuing Bank, as applicable, and the Administrative Agent, either (i) require such Lender or Issuing Bank, as applicable, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), it being understood that the processing and recordation fee referred to in such Section shall be paid by the Borrower or the assignee (and the assignor Lender or Issuing Bank, as applicable, shall not be responsible therefor), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or 2.14) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation) or (ii) so long as no Event of Default shall have occurred and be continuing, terminate the Revolving Commitment of such Lender or Issuing Bank, as the case may be, and (1) in the case of a Lender (other than an Issuing Bank), repay all Obligations of the Borrower owing (and the amount of all accrued interest and fees in respect thereof) to such Lender relating to the Loans and Revolving Exposure participations held by such Lender as of such termination date and (2) in the case of an Issuing Bank, repay all obligations of the Borrower owing to such Issuing Bank relating to the Loans, Letters of Credit and Revolving Exposure participations held by such Issuing Bank as of such termination date and cancel, cash collateralize or backstop on terms satisfactory to such Issuing Bank any Letters of Credit issued by it; provided that (A) such Lender or Issuing Bank, as applicable, shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (B) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (C) such assignment does not conflict with applicable law and (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender or Issuing Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or Issuing Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender or Issuing Bank required to make such assignment and delegation need not be a party thereto.
SECTION 2.17.Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)the Revolving Commitment Fees shall cease to accrue on the unused amount of the Revolving Commitment of such Defaulting Lender;
(b)the Revolving Commitment and the Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders adversely affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;
(c)if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i)all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Percentages, (x) but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposure plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) only to the extent that no Event of Default shall have occurred and be continuing as of the date the applicable Lender became a Defaulting Lender;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure, and (y) second, cash collateralize, for the benefit of the Issuing Banks, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.20(j) for so long as such LC Exposure is outstanding;
(iii)if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower or the Administrative Agent shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(d) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.09(a) and/or 2.09(d), as applicable, shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Percentages; and
(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.09(d) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks entitled to reimbursement until such LC Exposure is reallocated and/or cash collateralized;
(d)so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, the Issuing Banks shall not be required to issue or increase any Letter of Credit, unless the Swingline Lender or the Applicable Issuing Bank, as the case may be, is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.17(c), and participating interests in any such newly made Swingline Loan, newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.17(c)(i) (and such Defaulting Lender shall not participate therein); and
(e)so long as such Lender is a Defaulting Lender, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.15) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account (for the avoidance of doubt, it is noted that any amounts retained pursuant to this Section 2.17(e) shall for all other purposes be treated as having been paid to such Defaulting Lender) and, subject to any applicable requirements of law and the proviso at the end of this Section 2.17(e), be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder, (iii) third, if the Administrative Agent so determines or is reasonably requested by an Issuing Bank or the Swingline Lender, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Swingline Loan or Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if the Administrative Agent or the Borrower (with the consent of the Administrative Agent) so determines, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders, an Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which such Defaulting Lender has not fully funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.
If each of the Administrative Agent, the Borrower, the Issuing Banks and the Swingline Lender and agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitments and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Percentages.
The Borrower may terminate the unused amount of the Revolving Commitment of any Lender that is a Defaulting Lender upon not less than two Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof); provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.
The rights and remedies against, and with respect to, a Defaulting Lender under this Section are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, any Lender or the Borrower may at any time have against, or with respect to, such Defaulting Lender.
SECTION 2.18.Certain Permitted Amendments.
(a)The Borrower may, by written notice to the Administrative Agent from time to time beginning after the Effective Date, but not more than five times during the term of this Agreement (and with no more than one such offer outstanding at any one time), make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Notwithstanding anything to the contrary in Section 9.02, each Permitted Amendment shall only require the consent of the Borrower, the Administrative Agent and those Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”), and each Permitted Amendment shall become effective only with respect to the Revolving Commitments (and, if applicable, Loans) of the Accepting Lenders. In connection with any Loan Modification Offer, the Borrower may, at its sole option, with respect to one or more of the Lenders that are not Accepting Lenders (each, a “Non-Accepting Lender”) replace such Non-Accepting Lender pursuant to Section 2.16(b). Upon the effectiveness of any Permitted Amendment and any assignment of any Non-Accepting Lender’s Revolving Commitments pursuant to Section 2.16(b), subject to the payment of applicable amounts pursuant to Section 2.13 in connection therewith, the Borrower shall be deemed to have made such borrowings and repayments of the Loans, and the Lenders shall make such adjustments of outstanding Loans between and among them, as shall be necessary to effect the reallocation of the Revolving Commitments such that, after giving effect thereto, (x) the Loans denominated in dollars shall be held by the Lenders (including the Eligible Assignees as the new Lenders) ratably in accordance with their Pro Rata Percentages and (y) the Loans denominated in an Alternative Currency shall be held by the Lenders (including the Eligible Assignees as the new Lenders) ratably in accordance with their Pro Rata Percentages.
(b)The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Revolving Commitments of the Accepting Lenders, including any amendments necessary to treat the applicable Loans and/or Revolving Commitments of the Accepting Lenders as a new “Class” or “Tranche” of loans and/or commitments hereunder. Notwithstanding the foregoing, no Permitted Amendment shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officer’s and secretary’s certificates and other documentation consistent with those delivered on the Effective Date under this Agreement.
(c)“Permitted Amendments” means any or all of the following: (i) an extension of the Maturity Date applicable solely to the Loans and/or Revolving Commitments of the Accepting Lenders, (ii) an increase in the interest rate with respect to the Loans and/or Revolving Commitments of the Accepting Lenders, (iii) the inclusion of additional fees to be payable to the Accepting Lenders in connection with the Permitted Amendment (including any commitment fees and upfront fees), (iv) such amendments to this Agreement and the other Loan Documents as shall be appropriate, necessary or advisable, in the reasonable judgment of the Administrative Agent and the Borrower, to provide the rights and benefits of this Agreement and other Loan Documents to each new “Class” or “Tranche” of loans and/or commitments resulting therefrom; provided that extensions of Borrowings shall be made pro rata across “Classes” or “Tranches” of loans and/or commitments and payments of principal and interest on Loans (including Loans of Accepting Lenders) shall continue to be shared pro rata in accordance with Section 2.15, except that notwithstanding Section 2.15 the Loans and Revolving Commitments of the Non-Accepting Lenders may be repaid and terminated on their applicable Maturity Date, and may be so repaid or terminated without any pro rata reduction of the commitments and repayment of Loans of Accepting Lenders with a different Maturity Date and (v) such other amendments to this Agreement and the other Loan Documents as shall be appropriate, necessary or advisable, in the reasonable judgment of the Administrative Agent and the Borrower, to give effect to the foregoing Permitted Amendments.
(d)This Section 2.18 shall supersede any provision in Section 9.02 to the contrary. Notwithstanding any reallocation into extending and non-extending “Classes” or “Tranches” in connection with a Permitted Amendment, all Loans to the Borrower under this Agreement shall rank pari -passu in right of payment.

SECTION 2.19.Swingline Loans.
(a)Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans from time to time in dollars to the Borrower during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 to the Borrower, (ii) the total Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment, (iii) the aggregate principal amount of outstanding Swingline Loans (to the extent that the other Lenders shall not have funded their participations) and Revolving Exposure of the Swingline Lender (solely in its capacity as a Lender) exceeding the Revolving Commitment of the Swingline Lender, or (iv) any other limitation set forth in Section 2.01 or 2.02 not being satisfied after giving effect to such Swingline Loan; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans without premium or penalty. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the Borrower and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of remitting the amounts to an account of the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.20(e), by remittance to the Applicable Issuing Bank).
(b)The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 p.m. (noon), New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the applicable Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans in dollars. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph, is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Sections 2.04(a) and (b) with respect to Loans made by such Lender (and Sections 2.04(a) and (b) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(c)The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 1:00 p.m., New York City time, on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Pro Rata Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m., New York City time on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with the Swingline Lender’s Pro Rata Percentage of such Swingline Loan, shall constitute Loans of such Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.04(b).
SECTION 2.20.Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Agreed Currencies (provided that the aggregate amount of all Letters of Credit issued in an Alternative Currency shall not exceed the Dollar Equivalent of $50,000,000) for its own account or for the account of the Borrower, with each Letter of Credit being in a form reasonably acceptable to the Administrative Agent and the Applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. It is hereby acknowledged and agreed that each of the letters of credit described on Schedule 2.20 (the “Existing Letters of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Effective Date.
(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Applicable Issuing Bank) to the Applicable Issuing Bank and the Administrative Agent (prior to 12:30 p.m. at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and Agreed Currency of such Letter of Credit, to which Borrower’s account the Letter of Credit will apply, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the Applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $200,000,000, (ii) the Aggregate Revolving Exposure shall not exceed the Aggregate Revolving Commitments, (iii) the Issuing Bank Issued Amount with respect to the Applicable Issuing Bank shall not exceed the Issuing Bank Individual Sublimit of the Applicable Issuing Bank (unless otherwise agreed by the Applicable Issuing Bank), and (iv) all other Revolving Exposure limitations set forth in Sections 2.01 and 2.02 would be satisfied.
An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or
(ii)the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.
(c)Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) (or such later date as may be consented to by the Applicable Issuing Bank) and (ii) the date that is five Business Days prior to the Maturity Date; provided that (x) any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above, except as permitted by clause (y)) and (y) any Letter of Credit may, with the consent of the Applicable Issuing Bank, expire after the date referred to in clause (ii) above if such Letter of Credit has been cash collateralized or a counter standby letter of credit from another financial institution has been received on terms reasonably acceptable to the Applicable Issuing Bank on or prior to the date that is five Business Days prior to the Maturity Date.
(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Applicable Issuing Bank or the Lenders, the Applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Applicable Issuing Bank, a participation in such applicable Letter of Credit equal to such Lender’s Pro Rata Percentage, as applicable, of the aggregate amount available to be drawn under such applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Applicable Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the Applicable Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason in each case in the applicable Agreed Currency. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)Reimbursement. If the Applicable Issuing Bank shall make any LC Disbursement in respect of such Letter of Credit, the Borrower shall reimburse such LC Disbursement in the applicable Agreed Currency by paying to the Administrative Agent an amount equal to such LC Disbursement not later than noon on the date that is one Business Day immediately following the day that such LC Disbursement is made; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.19 that such payment be financed with a Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each applicable Lender shall pay to the Administrative Agent such Pro Rata Percentage of the payment in the applicable Agreed Currency, then due from the Borrower, in the same manner as provided in Sections 2.04(a) and 2.04(b) with respect to Loans made by such Lender (and Sections 2.04(a) and 2.04(b) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Applicable Issuing Bank the amounts so received by it from the applicable Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Applicable Issuing Bank, then to such applicable Lenders and the Applicable Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Applicable Issuing Bank for any LC Disbursement (other than the funding of Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of their obligation to reimburse such LC Disbursement.
(f)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of such Letter of Credit’s Applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)Disbursement Procedures. The Applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) or electronic mail of such demand for payment and whether the Applicable Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)Interim Interest. If the Applicable Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to

ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.10(f) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)Replacement of an Issuing Bank; Additional Issuing Banks; Resignation.
(i)Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.09(d). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(ii)The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, denied, conditioned or delayed) and such Lender, designate one or more additional Lenders (not to exceed five such Lenders at any time) to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (ii) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.
(iii) Any Issuing Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit.
(j)Cash Collateralization. If any Event of Default shall occur and be continuing, or if any Letter of Credit extends past the Maturity Date (except to the extent cash collateralized or backstopped in accordance with paragraph (c) of this Section), on the Business Day that the Borrower receives notice from the Required Lenders (or, if the maturity of the Loans has been accelerated, the Administrative Agent) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure of the Borrower as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remain outstanding after the date referred to in Section 2.20(c)(ii) (except to the extent cash collateralized or backstopped in accordance with paragraph (c) of this Section), the Borrower shall immediately deposit into the LC Collateral Account an amount in cash equal to 103% of such LC Exposure as of such date plus any accrued and unpaid interest thereon. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account to secure the Obligations of the Borrower. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in each such account. Moneys in each such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements on account of the Borrower for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Events of Defaults have been cured or waived.
(k)Reporting. Each Issuing Bank shall provide the Administrative Agent with a summary of all outstanding issuances at such time as reasonably requested by the Administrative Agent.
SECTION 2.21.Revolving Commitment Increase.
(a)The Borrower may at any time or from time to time after the Effective Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more increases in the amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase”); provided that both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Event of Default shall exist. Each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $25,000,000 (or such lower amount that either (A) represents all remaining availability under the limit set forth in the next sentence or (B) is acceptable to the Administrative Agent). Notwithstanding anything to the contrary herein, the aggregate amount of the Revolving Commitment Increases shall not exceed $500,000,000 (the “Commitment Increase Cap”). Each notice from the Borrower pursuant to this Section 2.21 shall set forth the requested amount and proposed terms of the relevant Revolving Commitment Increase. Revolving Commitment Increases may be made by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”); provided that the relevant Persons under Section 9.04(b) shall have consented (in each case, not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s Revolving Commitment Increase, if such consent would be required under Section 9.04(b) for an assignment of Loans to such Lender or Additional Lender. Each Arranger agrees, upon the request of the Borrower and pursuant to mutually satisfactory engagement and compensation arrangements, to use its commercially reasonable efforts to obtain any Additional Lenders to make any such requested Revolving Commitment Increase; provided that each Arranger’s agreement to use such efforts does not constitute a commitment to provide any such requested Revolving Commitment Increase.
(b)Commitments in respect of any Revolving Commitment Increase shall become Revolving Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Revolving Commitment Increase, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, a “Revolving Commitment Increase Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment). Notwithstanding the foregoing, no Incremental Amendment shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officer’s and secretary’s certificates and other documentation consistent with those delivered on the Effective Date under this Agreement. The Borrower may use the proceeds of Loans provided pursuant to any Revolving Commitment Increase for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Revolving Commitment Increase unless it so agrees in its sole discretion. No Lender shall have the absolute right to provide any portion of any Revolving Commitment Increase. Any Lender that fails to respond to a request to increase its Commitment shall be deemed to have declined such request.
(c)The Loans and Revolving Commitments established pursuant to this paragraph shall constitute Loans and Revolving Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees provided under any Guaranty.
(d)After giving effect to any Revolving Commitment Increase, it may be the case that the outstanding Loans are not held pro rata in accordance with the new Revolving Commitments. In order to remedy the foregoing, on the effective date of the applicable Revolving Commitment Increase, each of the parties hereto (including each Additional Lender) agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that, after giving effect to such Revolving Commitment Increase, the Loans will be held by the Lenders (including, without limitation, any Additional Lenders), pro rata in accordance with the Pro Rata Percentages hereunder (after giving effect to the applicable Revolving Commitment Increase).
(e)This Section 2.21 shall supersede any provision herein to the contrary.

ARTICLE III

Representations and Warranties
The Borrower represents and warrants to the Administrative Agent, each Issuing Bank and each of the Lenders, on the Effective Date and on each other date on which representations and warranties are required to be, or are deemed to be, made under the Loan Documents, that:
SECTION 3.01.Organization; Powers. The Borrower and each other Material Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all power and authority and all material Governmental Approvals required for the ownership and operation of its material properties and the conduct of its material business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.
SECTION 3.02.Authorization; Enforceability. The Transactions to be entered into by the Borrower are within the Borrower’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of the Borrower. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, winding-up or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03.Governmental Approvals; Absence of Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except such as have been obtained or made and are in full force and effect and except to the extent failure to obtain any such consent, approval, registration, filing or other action would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law, including any order of any Governmental Authority, except to the extent any such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (c) do not require consent or approval, except such as have been obtained and are in full force and effect, under, and will not violate, the certificate or formation or limited liability company agreement of the Borrower, (d) will not violate or result (alone or with notice or lapse of time or both) in a default under any indenture or other agreement or instrument in respect of Material Indebtedness binding upon the Borrower or any Subsidiary or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, in each case except to the extent that the foregoing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (e) except for Permitted Liens or other Liens permitted under Section 6.02, will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary.
SECTION 3.04.Financial Condition; No Material Adverse Change.
(a)The Borrower has heretofore furnished to the Lenders its audited consolidated balance sheet and related consolidated statements of operations, shareholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2025, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2026. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance in all material respects with GAAP, subject to normal year-end audit adjustments and, in the case of the statements referred to in clause (ii) above, the absence of footnotes.
(b)Since December 31, 2025, there has been no event or condition that has resulted, or would reasonably be expected to result, in a material adverse change in the business, assets, liabilities, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole.
SECTION 3.05.[Reserved].
SECTION 3.06.Litigation. Except as set forth in Schedule 3.06, there are no actions, suits or proceedings by or before any Governmental Authority or arbitrator pending against or, to the knowledge of the Borrower or any Subsidiary, threatened in writing against the Borrower or any Subsidiary that (i) has a reasonable likelihood of an adverse determination and such adverse determination would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any of the Loan Documents.
SECTION 3.07.Compliance with Laws.
(a)The Borrower and each Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(b)The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower and the Subsidiaries (subject to Section 5.08) and their respective directors, officers and employees (in each case, in their respective capacities as such) with Anti-Corruption Laws, applicable anti-terrorism and anti-money laundering laws, applicable export control laws and applicable Sanctions, and the Borrower and the Subsidiaries and their respective officers and directors and, to the knowledge of the Borrower, their respective employees are in compliance with Anti-Corruption Laws, applicable anti-terrorism and anti-money laundering laws, applicable export control laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or their respective directors or officers or, to the knowledge of the Borrower, any of their respective employees, is a Sanctioned Person. No Borrowing or Letter of Credit, or the use of proceeds thereof by the Borrower, will violate any Anti-Corruption Law or applicable Sanctions.
SECTION 3.08.Investment Company Status. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09.Taxes. The Borrower and each Subsidiary have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10.ERISA. No ERISA Events have occurred or are reasonably expected to occur that would, in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Borrower and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Plan, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan that has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA that are not past due. The Borrower does not and will not hold “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA).
SECTION 3.11.[Reserved].
SECTION 3.12.Disclosure. Each of the written reports, financial statements, certificates and other written information (other than financial projections, budgets, estimates, other forward-looking information, and information of a general economic or industry-specific nature) furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document is and will be, when furnished and taken as a whole, complete and correct in all material respects and does not and will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (in each case after giving effect to all supplements and updates provided thereto prior to the Effective Date). The financial projections that have been furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document have been prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time such financial projections are furnished to the Administrative Agent, any Arranger or any Lender, it being understood and agreed that financial projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of the Borrower’s, or its Subsidiaries’ control, that no assurance can be given that any particular projections will be realized, that the financial projections is not a guarantee of financial performance and that actual results during the period or periods covered by such projections may differ significantly from the projected results and such differences may be material.
SECTION 3.13.Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans or any Letter of Credit will be used to purchase or carry margin stock, to extend credit for others to purchase or carry margin stock or for any purpose that entails, and no other action will be taken by the Borrower and the Subsidiaries that would result in, a violation of Regulations T, U and X of the Board of Governors.

ARTICLE IV

Conditions
SECTION 4.01.Effective Date. The effectiveness of this Agreement and the obligations of the Lenders to make Loans and each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived):
(a)The Administrative Agent shall have received a counterpart of this Agreement executed by each party hereto (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page).
(b)The Administrative Agent shall have received written opinions (addressed to the Administrative Agent, the Issuing Banks and the Lenders and dated the Effective Date) of Simpson Thacher & Bartlett LLP, counsel to the Borrower, in form and substance customary for financings of this type.
(c)The Administrative Agent shall have received a certificate of the Borrower, dated the Effective Date and executed by the secretary, an assistant secretary or a director of the Borrower, attaching (i) a copy of each organizational document of the Borrower which shall, to the extent applicable, be certified as of the Effective Date or a recent date prior thereto by the appropriate Governmental Authority, (ii) signature and incumbency certificates of the officers or directors, as applicable, of the Borrower, executing each Loan Document, (iii) resolutions of the board of directors or shareholders, as applicable, of the Borrower, approving and authorizing the execution, delivery and performance of the Loan Documents, certified as of the Effective Date by such secretary, assistant secretary or director as being in full force and effect without modification or amendment, and (iv) a good standing certificate (where relevant) from the Secretary of State or similar Governmental Authority of the jurisdiction of organization or formation, if applicable, for the Borrower, dated the Effective Date or a recent date prior thereto, in each case, in form and substance customary for financings of this type.
(d)The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, certifying that, as of the Effective Date and after giving effect to the Transactions that are to occur on such date, (i) the representations and warranties of the Borrower set forth in the Loan Documents are true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects and (ii) no Default or Event of Default has occurred and is continuing.
(e)All reasonable out-of-pocket costs, expenses (including reasonable and documented legal fees and expenses of one outside counsel) and fees contemplated by the Loan Documents, or otherwise agreed by the Borrower with the Arrangers, to be reimbursable or payable by or on behalf of the Borrower to the Arrangers (or their Affiliates), the Administrative Agent or the Lenders shall have been paid on or prior to the Effective Date, in each case, to the extent required to be paid on or prior to the Effective Date and, in the case of such costs and expenses, invoiced at least three (3) Business Days prior to the Effective Date.
(f)The Lenders shall have received at least three (3) Business Days prior to the Effective Date, to the extent reasonably requested in writing by the Administrative Agent or any Lender at least ten

Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation, including, to each Lender that so requests, a Beneficial Ownership Certification to the extent the Borrower qualifies as a “legal entity” customer under the Beneficial Ownership Regulation.
(g)The Effective Date Refinancing shall have occurred substantially concurrently with the Transactions.
For purposes of determining compliance with the conditions specified in this Section 4.01, the Administrative Agent, each Issuing Bank and each Lender as of the Effective Date shall, upon the execution and delivery by the Administrative Agent, each such Issuing Bank and each such Lender of their respective signature pages to this Agreement, be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, each such Issuing Bank and each such Lender.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.02.Each Revolving Credit Event. The obligation of each Lender to make a Loan and of each Issuing Bank to issue, amend, renew or extend Letters of Credit on the occasion of each Borrowing (other than any conversion or continuation of any outstanding Loans) or issuance, amendment, renewal or extension of Letters of Credit is subject to receipt of the Borrowing Request therefor in accordance herewith and to the satisfaction of the following conditions:
(a)The representations and warranties of the Borrower set forth in the Loan Documents (other than, after the Effective Date, the representations set forth in Sections 3.04(b) and 3.06) shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing, except in the case of any such representation or warranty that expressly relates to a prior date, in which case such representation or warranty shall be so true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case, on and as of such prior date.
(b)At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.
On the date of any Borrowing (other than any conversion or continuation of any outstanding Loans and any amendment to any Letter of Credit that increases or extends such Letter of Credit), the Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied.

ARTICLE V

Affirmative Covenants
The Borrower covenants and agrees with each Lender and each Issuing Bank that, until the Termination Date:
SECTION 5.01.Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, on behalf of each Lender:
(a)within 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2026, its audited consolidated balance sheet and related consolidated statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of PricewaterhouseCoopers LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception (other than any qualification or exception with respect to or resulting from (i) an upcoming scheduled final maturity of any Loans or other Indebtedness occurring within one year from the time such opinion is delivered or (ii) any prospective or actual default or event of default under any financial covenant hereunder or a financial covenant in any other Indebtedness) and without any qualification, exception or emphasis as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance in all material respects with GAAP;
(b)within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet as of the end of such fiscal quarter, the related consolidated statements of operations for such fiscal quarter and the then elapsed portion of the fiscal year and the related statements of cash flows for the then elapsed portion of the fiscal year, in each case setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with in all material respects GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes;
(c)within five Business Days after each delivery of financial statements under clause (a) or (b) above (commencing with the financial statements for the period ending December 31, 2026), a completed Compliance Certificate signed by a Financial Officer of the Borrower, (i) certifying as to whether a Default has occurred and is continuing on such date and, if a Default has occurred and is continuing on such date, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.06;
(d)[Reserved];

(e)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange;
(f)promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities and financial condition of the Borrower or any Subsidiary (subject to the limitations described in the last sentence of Section 5.07), or compliance with the terms of any Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request in writing; and
(g)promptly following any reasonable written request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent) and reasonably available to the Borrower for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation.
Notwithstanding anything to the contrary in this Section 5.01, none of the Borrower nor any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.
Information required to be delivered pursuant to clause (a), (b) or (e) of this Section shall be deemed to have been delivered to the Lenders if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov or on the website of the Borrower. Information required to be delivered pursuant to this Section to the Administrative Agent may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
SECTION 5.02.Notices of Material Events. Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent written notice of the following:
(a)the occurrence of, or receipt by the Borrower of any written notice claiming the occurrence of, any Default;
(b)the filing or commencement of any action, suit or proceeding, governmental proceeding or investigation by or before any arbitrator or Governmental Authority against the Borrower or any Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Borrower to the Administrative Agent and the Lenders, that in each case has a reasonable likelihood of an adverse determination and such determination would reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;
(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred would reasonably be expected to result in a Material Adverse Effect; or
(d)any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole, except, in the case of this clause (b), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Article VI.
SECTION 5.04.Payment of Taxes. The Borrower will, and will cause each Subsidiary to, pay its Taxes before the same shall become delinquent or in default by more than forty-five (45) days, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05.Maintenance of Properties and Rights. The Borrower will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, and will take all actions reasonably necessary to maintain and protect all patents, trademarks, copyrights, technology, software, domain names and other intellectual property rights (including licenses thereto) necessary to the conduct of its business as currently conducted and proposed to be conducted, except in each case (i) for the lapse or expiration of registered intellectual property rights at the end of the applicable statutory term, or (ii) where the failure to maintain or take any such actions, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Article VI.
SECTION 5.06.Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and reputable (including captive insurance subsidiaries), insurance in such amounts (with no greater risk retention) and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.07.Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries in accordance, in all material respects, with GAAP and applicable law are made of all material dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent (acting on its own behalf or on behalf of any of the Lenders), and any agent designated by the Administrative Agent, solely during the existence of an Event of Default, upon reasonable prior notice, (a) to visit and reasonably inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities and financial condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that the Administrative Agent collectively may not exercise such rights more often than once during any calendar year and the Administrative Agent (or any of their agents) may do any of the foregoing (at the reasonable expense of the Borrower) at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent accountants. Notwithstanding anything to the contrary in this Section, neither the Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or its agents) is prohibited by applicable law or any binding confidentiality agreement between the Borrower or any Subsidiary and a Person that is not the Borrower or any Subsidiary not entered into in contemplation of preventing such disclosure, inspection, examination or discussion or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.
SECTION 5.08.Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, including all Environmental Laws and ERISA, and all orders of any Governmental Authority, applicable to it, its operations or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect policies and procedures reasonably designed to promote compliance in all material respects by the Borrower, the Subsidiaries and their respective directors, officers and employees (in each case, in their respective capacities as such) with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.09.Use of Proceeds.
(a)The proceeds of the Loans will be used (a) on the Effective Date to (i) finance the Effective Date Refinancing, (ii) finance in part the other Transactions, (iii) pay fees and expenses incurred in connection with the Effective Date Refinancing and the Transactions and (b) on and after the Effective Date used for working capital in the ordinary course of business and general corporate purposes of the Borrower and the Subsidiaries.
(b)The Borrower will not request any Borrowing or Letter of Credit, and the Borrower will not use, and will not permit the Subsidiaries and its or their respective directors, officers, employees and agents to use, directly or, to its knowledge, indirectly, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction are prohibited by Sanctions (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto, or (iv) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or for any other purpose that would result in a violation of Regulations T, U and X of the Board of Governors.
SECTION 5.10.Guaranty.
(a)The Borrower may, in its sole discretion, designate any Subsidiary organized under the laws of the United States or any state thereof (or any other jurisdiction that is reasonably acceptable to the Administrative Agent and each Lender), as a Guarantor; provided that such Subsidiary shall have duly executed and delivered to the Administrative Agent a Guaranty substantially in the form attached as Exhibit F or such other form reasonably acceptable to the Administrative Agent, and the Borrower shall also deliver to the Administrative Agent, or cause such Person to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates and opinions of the type delivered on the Effective Date pursuant to Section 4.01(b), 4.01(c) and 4.01(d), to the extent reasonably required by the Administrative Agent in connection therewith.
(b)Each Guarantor shall be automatically released from its obligations under the Guaranty upon the earliest to occur of (i) such Guarantor ceasing to be a Subsidiary of the Borrower as a result of a transaction not prohibited hereunder, (ii)  the Termination Date and (iii) written notice from the Borrower to the Administrative Agent that the Borrower desires that such Guarantor be released from its guarantee obligations under the Guaranty.

ARTICLE VI

Negative Covenants
The Borrower covenants and agrees with each Lender and each Issuing Bank that, until the Termination Date:
SECTION 6.01.Limitation on Non-Guarantor Material Subsidiary Indebtedness.
(a)The Borrower will not permit any Material Subsidiary that is not a Guarantor to create, incur, assume, guarantee or permit to exist, with respect to (collectively, “incur”) any Non-Guarantor Material Subsidiary Indebtedness (including Acquired Debt).
(b)The foregoing restriction shall not apply to the following items:
(i)Indebtedness existing on the Effective Date that either is set forth on Schedule 6.01 or has a committed or principal amount of not greater than $25,000,000 individually and $50,000,000 in the aggregate;
(ii)any Indebtedness of a Person existing at the time such Person is merged into or consolidated with or otherwise acquired by the Borrower or any Subsidiary or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division or line of business thereof) as an entirety or substantially as an entirety to any Subsidiary and is assumed by such Subsidiary; provided that such Indebtedness was not incurred in contemplation thereof;
(iii)any Indebtedness of a Person existing at the time such Person becomes a Subsidiary; provided that such Indebtedness was not incurred in contemplation thereof;
(iv)Indebtedness incurred by any Subsidiary in respect of letters of credit, bank guarantees and similar instruments issued in the ordinary course of business, including without limitation (A) in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, (B)  in the nature of security deposit (or similar deposit or security) given to a lessor under an operating lease of real property under which such Person is a lessee, (C)  in respect of other operating purposes, including customer or vendor obligations or (D) in respect of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature and other obligations that do not constitute Indebtedness; provided, however, that upon the drawing of such letters of credit, bank guarantees, similar instruments or the incurrence of such Indebtedness, such obligations are reimbursed within 60 days following such drawing or incurrence;
(v)Indebtedness arising from agreements of a Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, in connection with any joint ventures or minority investments or incurred or assumed in connection with the disposition or acquisition of a portion or all of any business line or division, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(vi)Indebtedness of a Subsidiary owed to and held by the Borrower, or any other Subsidiary; provided, however, that any subsequent issuance or transfer of any Equity Interests or any other event that results in any such Subsidiary ceasing to be a Subsidiary or any subsequent transfer of any such Indebtedness (except to the Borrower or a Subsidiary or any pledge of such Indebtedness constituting a Lien permitted pursuant to Section 6.02 hereof) shall be deemed, in each case, to constitute the incurrence of such Indebtedness not permitted by this clause (vi);
(vii)endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
(viii)Hedging Obligations and/or Cash Management Obligations of any Subsidiary (excluding Hedging Obligations entered into for speculative purposes);
(ix)obligations in respect of customs, stay, bid, appeal, performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees and other obligations of a like nature provided by any Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;
(x)(x) any guarantee by a Subsidiary or any co-issuance by a Subsidiary that is a finance corporation formed for the sole purpose of acting as a co-issuer of debt securities and which does not have any material assets, in each case, of Indebtedness or other obligations of any Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by such Subsidiary or for which such Subsidiary is acting as a co-issuer, as applicable, is not prohibited under the terms of this Agreement and (y) any guarantee by a Subsidiary or any co-issuance by a Subsidiary that is a finance corporation formed for the sole purpose of acting as a co-issuer of debt securities and which does not have any material assets, in each case, of Indebtedness or other obligations of the Borrower so long as the incurrence of such Indebtedness or other obligations is not prohibited under the terms of this Agreement;
(xi)any extension, renewal, replacement, refinancing or refunding of any Indebtedness referred to in clauses (i), (ii) and (iii); provided that the principal amount of the Indebtedness incurred to so extend, renew, replace, refinance or refund shall not exceed (w) the principal amount of Indebtedness being extended, renewed, replaced, refinanced or refunded plus (x) any premium or fee (including tender premiums) or other amount paid, and fees and expenses incurred, in connection with such extension, renewal, replacement, refinancing or refunding, plus (y) an amount equal to any existing unutilized commitment relating to such extended, renewed, replaced, refinanced or refunded Indebtedness, solely to the extent such unutilized commitment is permitted to be drawn immediately prior to the incurrence of such extended, renewed, replaced, refinanced or refunded Indebtedness, and (z) other amounts permitted to be incurred in accordance with any other clause in this Section 6.01(b) (solely to the extent increases pursuant to this clause (z) reduce capacity, on a dollar-for-dollar basis, available to be incurred pursuant to such other clause);
(xii)Cash Management Obligations and Indebtedness in respect of netting services, overdraft facilities, employee credit card programs, Cash Pooling Arrangements or similar arrangements in connection with cash management and deposit accounts;
(xiii)Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;
(xiv)Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within 30 days of its incurrence;

(xv)Indebtedness owing to any insurance company in connection with the financing of insurance premiums permitted by such insurance company in the ordinary course of business;
(xvi)[reserved];
(xvii)[reserved];
(xviii)Indebtedness issued to future, current or former officers, directors, employees and consultants of such Subsidiary or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower, a Subsidiary or any of their respective direct or indirect parent companies;
(xix)Indebtedness of any Foreign Subsidiary or of any foreign Persons that are acquired by the Borrower or any Subsidiary or merged into a Subsidiary that is a Foreign Subsidiary in accordance with the terms of this Agreement; provided that the aggregate amount outstanding of any such Indebtedness shall not at any time exceed $200,000,000;
(xx)Indebtedness (i) incurred to finance or refinance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, or (ii) assumed in connection with the acquisition of any fixed or capital assets, and, in each case, any renewals, replacements, extensions or refinancings thereof; provided that the principal amount of such Indebtedness is not increased at the time of such renewal, replacement, extension or refinancing thereof except by (x) an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such renewal, extension, replacement or refinancing, plus (y) an amount equal to any existing unutilized commitment relating to such extended, renewed, replaced or refinanced Indebtedness, solely to the extent such unutilized commitment is permitted to be drawn immediately prior to the incurrence of extended, renewed, replaced or refinanced Indebtedness, plus (z) other amounts permitted to be incurred in accordance with any other clause in this Section 6.01(b) (solely to the extent increases pursuant to this clause (z) reduce capacity, on a dollar-for-dollar basis, available to be incurred pursuant to such other clause); provided, further, that the aggregate principal amount of Indebtedness incurred pursuant to this clause (xx) does not exceed $500,000,000; and
(xxi)other Non-Guarantor Material Subsidiary Indebtedness; provided that at the time of and after giving pro forma effect to the incurrence of any such Non-Guarantor Material Subsidiary Indebtedness, the sum, without duplication, of (i) the aggregate principal amount of Non-Guarantor Material Subsidiary Indebtedness incurred pursuant to this clause (xxi) and (ii) the aggregate principal amount of the outstanding Indebtedness secured by Liens permitted by Section 6.02(k) does not exceed the greater of $3,655,360,000 and 15.0% of Total Assets.
For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.
For purposes of determining compliance with this Section 6.01, if any item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xxi) above, the Borrower shall, in its sole discretion, classify such item of Indebtedness (or any portion thereof) and may include the amount and type of such Indebtedness in one or more of the above clauses, and the Borrower may later reclassify such item of Indebtedness (or any portion thereof) and include it in another of such clauses in which it could have been included at the time it was incurred.
SECTION 6.02.Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)Permitted Liens;
(b)any Lien on any asset of the Borrower or any Subsidiary existing on the Effective Date and that either is set forth on Schedule 6.02 or encumbers property or assets with a fair market value, and securing obligations having a committed or principal amount, in each case, of not greater than $25,000,000 individually or $50,000,000 in the aggregate; provided that (i) such Lien shall not apply to any other asset of the Borrower or any Subsidiary (other than improvements, proceeds or accessions thereto and the proceeds thereof) and (ii) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, replacements, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to (x) any premium or other amount paid, and fees and expenses incurred, in connection with such extension, renewal or refinancing, plus (y) an amount equal to any existing unutilized commitment relating to such extended, renewed, replaced, refinanced or refunded Indebtedness, solely to the extent such unutilized commitment is permitted to be drawn immediately prior to the incurrence of such extended, renewed, replaced, refinanced or refunded Indebtedness, and (z) other amounts permitted to be incurred in accordance with any other clause in this Section 6.02 (solely to the extent increases pursuant to this clause (b) reduce capacity, on a dollar-for-dollar basis, available to be incurred pursuant to such other clause); provided, further, that individual financings otherwise permitted to be secured hereunder provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);
(c)Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary securing Indebtedness, including Capital Lease Obligations, or other obligations incurred to finance such acquisition, construction or improvement and extensions, replacements, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by (x) an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such extension, replacement, renewal or refinancing, plus (y) an amount equal to any unutilized commitment relating to such extended, renewed, replaced, or refinanced Indebtedness or obligations, solely to the extent such unutilized commitment is permitted to be drawn immediately prior to the incurrence of such extended, renewed, replaced, or refinanced Indebtedness or obligations and (z) other amounts permitted to be incurred in accordance with any other clause in this Section 6.02 (solely to the extent increases pursuant to this clause (z) reduce capacity, on a dollar-for-dollar basis, available to be incurred pursuant to such other clause); provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such Liens shall not apply to any other assets of the Borrower or any Subsidiary (other than improvements, proceeds or accessions thereto and the proceeds thereof), provided further that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured hereunder provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);
(d)any Lien on any asset acquired by the Borrower or any Subsidiary after the Effective Date existing at the time of the acquisition thereof or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged, amalgamated or consolidated with or into the Borrower or a Subsidiary in a transaction permitted hereunder) after the Effective Date and prior to the time such Person becomes a Subsidiary (or is so merged, amalgamated or consolidated), provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger, amalgamation or consolidation), as the case may be, (ii) such Lien shall not apply to any other assets of the Borrower or any Subsidiary (other than improvements, proceeds or accessions thereto and the proceeds thereof) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged, amalgamated or consolidated), as the case may be, and extensions, replacements, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by (x) an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such extension, renewal or refinancing plus (y) an amount equal to any existing unutilized commitment relating to such extended, renewed or refinanced obligations, solely to the extent such unutilized commitment is permitted to be drawn immediately prior to the incurrence of such extended, renewed or refinanced obligations, and (z) other amounts permitted to be incurred in accordance with any other clause in this Section 6.02 (solely to the extent increases pursuant to this clause (z) reduce capacity, on a dollar-for-dollar basis, available to be incurred pursuant to such other clause); provided further that individual financings otherwise permitted to be secured hereunder provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);
(e)in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.04, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(f)in the case of (i) any Subsidiary that is not a wholly owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;
(g)Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for an Acquisition or other transaction permitted hereunder;
(h)[reserved];
(i)(i) deposits made in the ordinary course of business to secure obligations to insurance carriers providing casualty, liability or other insurance to the Borrower and the Subsidiaries and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(j)Liens on the net cash proceeds of any Acquisition Indebtedness held in escrow by a third party escrow agent prior to the release thereof from escrow;
(k)other Liens, provided that at the time of and after giving pro forma effect to the incurrence of any such Lien (or any Indebtedness secured thereby and the application of the proceeds thereof), the sum, without duplication, of (i) the aggregate principal amount of Non-Guarantor Material Subsidiary Indebtedness incurred pursuant to Section 6.01(b)(xxi) and (ii) the aggregate principal amount of the outstanding Indebtedness secured by Liens permitted by this clause (k), does not exceed the greater of $3,655,360,000 and 15.0% of Total Assets;
(l)[Reserved];
(m)Liens on inventory or equipment of the Borrower or any of its Subsidiaries granted in the ordinary course of business to the Borrower’s or such Subsidiary’s vendors, clients, customers, landlords or bailees;
(n)[Reserved];
(o)Liens on accounts receivable and related assets incurred in connection with a Receivables Facility; provided that such Liens do not encumber any assets other than the accounts receivable and related assets being financed, the property securing or otherwise relating to such accounts receivable and related assets, and the proceeds thereof;
(p)Liens securing Hedging Obligations so long as, in the case of Hedging Obligations related to interest, the related Indebtedness is secured by a Lien on the same property securing such Hedging Obligations;
(q)Liens arising under repurchase agreements, reverse repurchase agreements, securities lending and borrowing agreements and similar transactions;
(r)Liens arising from precautionary UCC financing statement or similar filings;
(s)Liens in favor of the Borrower or any Subsidiary;
(t)ground leases in respect of Real Estate Assets on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;
(u)(i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;
(v)Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;
(w)Liens on amounts deposited as “security deposits” (or their equivalent) in the ordinary course of business in connection with actions or transactions not prohibited by this Agreement; and
(x)Liens on cash collateral securing any letters of credit in an aggregate face amount at any time outstanding not to exceed $75,000,000.

For purposes of determining compliance with this Section 6.02, if any Lien (or any portion thereof) meets the criteria of more than one of the categories of Liens described in clauses (a) through (x) above and/or one or more of the clauses contained in the definition of “Permitted Liens”, the Borrower shall, in its sole discretion, classify such Lien (or such portion thereof) and may include such Lien (or such portion thereof) in one or more of such clauses, and the Borrower may later reclassify such Lien (or any portion thereof) and include it in another of such clauses in which it could have been included at the time it was incurred (but, except as set forth below with respect to clause (k), not into any clause under which it could not have been included at the time it was incurred) or, solely in the case of clause (k) above, at the time of such reclassification.
SECTION 6.03.[Reserved].
SECTION 6.04.Fundamental Changes.
(a)The Borrower will not, and will not permit any Subsidiary to, amalgamate with, merge into or consolidate with any other Person, or permit any other Person to amalgamate with, merge into or consolidate with it, or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing and, in the case of clause (D) below, the Borrower shall be in compliance on a pro forma basis with the covenant set forth in Section 6.06, (A) any Person may amalgamate, merge or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity, (B) the Borrower may amalgamate, merge or consolidate with any Person in a transaction in which such Person is the surviving entity, provided that (1) such Person is a corporation or limited liability company organized under the laws of the United States or any state thereof, (2) prior to or substantially concurrently with the consummation of such amalgamation, merger or consolidation, (x) such Person shall execute and deliver to the Administrative Agent an assumption agreement (the “Assumption Agreement”), in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such Person shall assume all of the obligations of the Borrower under this Agreement and the other Loan Documents, and (y) such Person shall deliver to the Administrative Agent such documents, certificates and opinions as the Administrative Agent may reasonably request relating to such Person, such amalgamation, merger or consolidation or the Assumption Agreement, and (3) the Lenders shall have received, at least five Business Days prior to the date of the consummation of such amalgamation, merger or consolidation, (x) all documentation and other information regarding such Person required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been reasonably requested by the Administrative Agent or any Lender and (y) to the extent such Person qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Person, it being agreed that upon the execution and delivery to the Administrative Agent of the Assumption Agreement and the satisfaction of the other conditions set forth in this clause (B), such Person shall become a party to this Agreement, shall succeed to and assume all the rights and obligations of the Borrower under this Agreement and the other Loan Documents (including all obligations in respect of outstanding Loans) and shall thenceforth, for all purposes of this Agreement and the other Loan Documents, be the “Borrower”, (C) any Person (other than the Borrower) may amalgamate, merge or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (D) any Subsidiary may amalgamate with, merge into or consolidate with any Person (other than the Borrower) in a transaction not prohibited under paragraph (b) of this Section in which, after giving effect to such transaction, the surviving entity is not a Subsidiary, (E) any Person may reincorporate under the laws of the United States, any state thereof or the District of Columbia and (F) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and its Subsidiaries taken as a whole and is not materially disadvantageous to the Lenders.
(b)The Borrower will not, and will not permit its Subsidiaries to, sell, transfer, lease or otherwise dispose of, directly or through any amalgamation, merger or consolidation and whether in one transaction or in a series of transactions, assets (including Equity Interests in Subsidiaries) representing all or substantially all of the assets of the Borrower and its Subsidiaries (whether now owned or hereafter acquired), taken as a whole.

SECTION 6.05.[Reserved].
SECTION 6.06.Financial Covenant.
The Borrower will not permit the Leverage Ratio on the last day of any fiscal quarter of the Borrower to exceed 3.50 to 1.00; provided that, in the event the Borrower consummates a Qualified Acquisition after the Effective Date, the Borrower may elect (a “Qualified Acquisition Election”) upon notice to the Administrative Agent (which Qualified Acquisition Election may be made (x) at any time on or prior to the date that the next Compliance Certificate is delivered pursuant to Section 5.01(c) following the consummation of such Qualified Acquisition or (y) in such Compliance Certificate) that the Leverage Ratio level set forth above be (and, subject to this proviso, the Leverage Ratio level set forth above shall be) (1) 4.00 to 1.00 for the next four consecutive fiscal quarters (including the fiscal quarter in which the Qualified Acquisition was consummated) and (2) thereafter, the Leverage Ratio shall be 3.50 to 1.00; provided, further, that (A) the Borrower may not make a Qualified Acquisition Election unless the Borrower has maintained a Leverage Ratio of less than or equal to 3.50 to 1.00 for the two consecutive fiscal quarters immediately preceding the consummation of the applicable Qualified Acquisition and (B) the Borrower shall not be permitted to make a Qualified Acquisition Election more than two times during the term of the Revolving Facility.
ARTICLE VII

Events of Default
SECTION 7.01.Events of Default; Remedies. If any of the following events (“Events of Default”) shall occur:
(a)default shall be made in the payment of any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(b)default shall be made in the payment of any interest on any Loan or LC Disbursement or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)any representation, warranty or statement made or deemed made in any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been, when made or deemed made, (i) if not qualified by materiality, incorrect in any material respect, or (ii) if qualified by materiality, incorrect and in either case, solely to the extent such representation, warranty or statement is capable of being corrected or cured, shall remain incorrect for 30 days after the receipt by the Borrower of written notice thereof from the Administrative Agent;
(d)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the existence of the Borrower) or 5.09 or in Article VI;
(e)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to the Borrower (with a copy to the Administrative Agent in the case of any such notice from a Lender);

(f)the Borrower or any Subsidiary shall fail to make any payment (whether of principal, interest or otherwise) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period and notices;
(g)any event or condition occurs that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of, or any casualty with respect to, assets securing such Indebtedness, (ii) any prepayment, repurchase, redemption or defeasance of any Acquisition Indebtedness if the related Acquisition is not consummated, (iii) any Indebtedness that becomes due as a result of a voluntary prepayment, repurchase, redemption or defeasance thereof, or any refinancing thereof, permitted under this Agreement, (iv) in the case of any Hedging Agreement, termination events or equivalent events pursuant to the terms of such Hedging Agreement not arising as a result of a default by the Borrower or any Subsidiary thereunder, (v) any Indebtedness if (x) the sole remedy of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or non-performance of obligations related thereto or (y) sole option is to elect, in each case, to convert such Indebtedness into Equity Interests and cash in lieu of fractional shares (other than Disqualified Stock or, in the case of a Subsidiary, Disqualified Stock or Preferred Stock), (vi) in the case of Indebtedness which the holder thereof may elect to convert into Equity Interests (other than Disqualified Stock or, in the case of a Subsidiary, Disqualified Stock or Preferred Stock), such Indebtedness from and after the date, if any, on which such conversion has been effected and (vii) any breach or default that is (I) remedied by the Borrower or the applicable Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to any termination of the Revolving Commitments or the acceleration of Loans pursuant to this Section 7.01(g);
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, moratorium, winding-up or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any United States (Federal or state) or foreign bankruptcy, insolvency, receivership, winding-up or similar law now or hereafter in effect or (ii) the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, winding-up or other relief under any United States (Federal or state) or foreign bankruptcy, insolvency, receivership, winding-up or similar law now or hereafter in effect (other than, in the case of any Subsidiary, a voluntary liquidation or dissolution permitted by Section 6.04(a)(F), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in sub-clause (i) above, (iii) apply for or consent to the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator, administrator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the Board of Directors (or similar governing body) of the Borrower or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or clause (h) of this Section;
(j)the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)one or more final judgments for the payment of money in an aggregate amount in excess of $300,000,000 (to the extent not covered by insurance as to which an insurance company has not denied coverage or by an indemnification agreement, with another creditworthy (as reasonably determined by the Borrower) indemnitor, as to which the indemnifying party has not denied liability) shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Material Subsidiary to enforce any such judgment;
(l)one or more ERISA Events shall have occurred that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; or
(m)a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall by notice to the Borrower, take any or all of the following actions, at the same or different times: (A) terminate the Revolving Commitments and thereupon the Revolving Commitments shall terminate immediately, and (B) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Loans and/or Revolving Commitments at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) of this Section, the Revolving Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent
Each of the Lenders and Issuing Banks hereby irrevocably appoints the entity named as the Administrative Agent in the heading of this Agreement and its successors to serve in the applicable capacity under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or Issuing Banks.
The Administrative Agent and the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth in the Loan Documents, and their duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and the Arrangers or any of their respective Related Parties, as applicable: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders, Issuing Banks or Swingline Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been; provided, further, that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, (c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, Issuing Bank, Swingline Lender or any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, the Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders, Issuing Banks or Swingline Lenders by the Administrative Agent herein, (d) shall not be liable for any action taken or not taken by it or its Related Parties with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders, Issuing Banks or Swingline Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment), (e) shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower or any Lender, Issuing Bank or Swingline Lenders, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or each Arranger’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.
The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it in good faith to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan or issuance of any Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, as applicable, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank, as applicable, unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank, as applicable, prior to the making of such Loan or issuance of such Letter of Credit, as applicable. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it with reasonable care, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from, or be responsible for any loss, cost or expense suffered on account of, (i) any errors or omissions in the records maintained by the Administrative Agent as contemplated by Section 9.04(b)(iv) or (ii) any determination by the Administrative Agent that any Lender is a Defaulting Lender, or the effective date of such status, it being further understood and agreed that the Administrative Agent shall not have any obligation to determine whether any Lender is a Defaulting Lender.
The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent (other than a Disqualified Institution). The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any of its sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.
Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) so long as no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing, to appoint a successor (other than a Disqualified Institution). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint, subject to the Borrower’s prior written consent, a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If the Person serving as the Administrative Agent is a Defaulting Lender, the Required Lenders or the Borrower may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, subject to the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) so long as no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing, appoint a successor. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (except for any indemnity payments or other amounts owed to it), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the retiring Administrative Agent for the account of any Person other than the retiring Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the retiring Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation or removal from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent.
Each Lender and Issuing Bank expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arrangers to any Lender or Issuing Bank as to any matter, including whether the Administrative Agent or the Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender and Issuing Bank represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or Issuing Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or Issuing Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower.
In case of the pendency of any proceeding with respect to the Borrower under any United States (Federal or state) or foreign bankruptcy, insolvency, receivership, winding-up or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid by the Borrower and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.14, 9.03, 9.17, 9.20 and 9.21) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).
Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article VIII included such Issuing Bank with respect to such acts or omissions and (ii) as additionally provided herein with respect to such Issuing Bank.
Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Revolving Commitments, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless clause (i) of the immediately preceding paragraph is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in clause (iv) of the immediately preceding paragraph, such Lender further (a) represents and warrants, as of the date such Person became a Lender party hereto, to and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Arrangers and their Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that: none of the Administrative Agent, the Arrangers or any of their Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
The Administrative Agent and the Arrangers hereby inform the Lenders and the Issuing Banks that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the Transactions in that such Person or an Affiliate thereof (a) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (b) may recognize a gain if it extended the Loans, the Letters of Credit or the Revolving Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Revolving Commitments by such Lender or (c) may receive fees or other payments in connection with the Transactions, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the U.S. Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason, including because the appropriate documentation was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully, within 10 days after written demand therefor, for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any amounts at any time owing to such Lender under this Agreement or any other Loan Document or from any other sources against any amounts due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the consummation of the transactions contemplated hereby, the repayment of the Loans and the expiration or termination of the Revolving Commitments, the expiration of any Letter of Credit or the termination of this Agreement or any provision hereof. For the avoidance of doubt, for purposes of this paragraph, the term “Lender” shall include any Issuing Bank and any Swingline Lender.
Notwithstanding anything herein to the contrary, the Arrangers shall not have any duties or obligations under this Agreement or any other Loan Document (except in their capacities, as applicable, as an Administrative Agent or a Lender), but all such Persons shall have the benefit of the indemnities and exculpatory provisions provided for hereunder or thereunder.
The Lenders and the Issuing Banks irrevocably authorize and direct the release of any Guarantor from its obligations under its Guaranty automatically as set forth in Section 5.10(b) and authorize and direct the

Administrative Agent to, at the Borrower’s expense, execute and deliver to the applicable Guarantor any documents or instruments as such Guarantor may reasonably request to evidence the release of such Guaranty.
Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, the Arrangers, any Syndication Agent, any Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers, any Syndication Agent, any Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
Each party’s obligations under this Article VIII shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or an Issuing Bank, the termination of the Revolving Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

ARTICLE IX

Miscellaneous
SECTION 9.01.Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone and subject to paragraph (b) of this Section, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
(i)if to the Borrower, the Administrative Agent or Swingline Lender to the address (or fax number) or electronic mail address specified for such Person on Schedule 9.01; and
(ii)if to any Lender or Issuing Bank, to it at its address (or fax number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (but if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.
(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent or the Borrower may be delivered or furnished by electronic communications pursuant to procedures approved in advance by the recipient thereof; provided that approval of such procedures may be limited or rescinded by such Person by written notice to each other such Person. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)Any party hereto may change its address, fax number or email address for notices and other communications hereunder by notice to the other parties hereto.
(d)The Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, IntraLinks, SyndTrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” None of the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform, and the Administrative Agent expressly disclaims liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent, any of its Related Parties, the Borrower, any Lender or Issuing Bank have any liability to any other Person party hereto or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the Platform.
SECTION 9.02.Waivers; Amendments.
(a)No failure or delay by the Administrative Agent, any Lender or any Issuing Bank in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
(b)Subject to Section 2.11(b), (c) and (d) and Section 9.02(c) below and except for those actions expressly permitted to be taken by the Administrative Agent, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrower, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Commitment of any Lender without the written consent of such Lender (but not the Required Lenders) (it being understood that the waiver of any condition precedent, the waiver of any obligation of the Borrower to pay interest at the default rate or the waiver of any Default, Event of Default, mandatory prepayment of the Loans or mandatory reduction of any Revolving Commitments shall not constitute such an extension or increase), (ii) reduce the principal amount of any Loan or any date for reimbursement of an LC Disbursement, or reduce the rate of interest thereon or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders) (it being understood that the waiver of any condition precedent, the waiver of any obligation of the Borrower to pay interest at the default rate or the waiver of any Default, Event of Default, mandatory prepayment of the Loans or mandatory reduction of any Revolving Commitments shall not constitute such an extension or increase), (iii) postpone the scheduled maturity date of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders) (subject to an extension of the Maturity Date in accordance with Section 2.18) (it being understood that the waiver of any condition precedent, the waiver of any obligation of the Borrower to pay interest at the default rate or the waiver of any Default, Event of Default, mandatory prepayment of the Loans or mandatory reduction of any Revolving Commitments shall not constitute such an extension or increase), (iv) change Section 2.08, 2.15(b), 2.15(c) or 2.17(e) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders), (v) change any of the provisions of this paragraph or reduce the percentage set forth in (x) the definition of the term “Required Lenders” or (y) any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders), provided that, with the consent of the Required Lenders, the provisions of this paragraph and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this

Agreement (or to lenders extending such loans), (vi) subordinate the Obligations to any other Indebtedness or obligation without the written consent of each Lender or (vii) change the definition of “Alternative Currency” or “Agreed Currency” without the written consent of each Lender and Issuing Bank directly and adversely affected thereby; provided further that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent, any Issuing Bank or the Swingline Lender in an adverse manner in any material respect without the written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.
(c)Notwithstanding anything to the contrary in paragraph (b) of this Section:
(i)(A) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, mistake, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (B) the Administrative Agent and the Borrower shall be permitted to enter into any new agreement or instrument, to be consistent with this Agreement and the other Loan Documents or as required by local law to give effect to any guaranty, so that the guaranty complies with applicable law, and in each case, such amendments, documents and agreements shall become effective without any further action or consent of any other party to any Loan Document;
(ii)no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii), (iii) or (iv) of the first proviso of paragraph (b) of this Section and then only in the event such Defaulting Lender shall be directly and adversely affected by such amendment, waiver or other modification;
(iii)if, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Lender affected thereby”, or such similar phrase, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, the Borrower shall pay (or, in the case of clause (1) below, cause to be paid from the assignee) to such Non-Consenting Lender in same day funds on the day of such replacement (1) an amount equal to the outstanding principal amount of such Non-Consenting Lender’s Loans and participations in LC Disbursements, (2) an amount equal to all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination and (3) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.13 (if any) had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that (a) an assignment required pursuant to this Section 9.02(c)(iii) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto;
(iv)this Agreement and the other Loan Documents may be amended in the manner provided in Sections 2.11, 2.18 and 2.21; and

(v)an amendment to this Agreement contemplated by the last sentence of the definition of the term “Applicable Rate” may be made pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders.
(d)The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.
(e)Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding hereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) to change, modify or alter Section 2.15 or any other provision hereof relating to pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in clause (e)(i) above; provided that no such amendment (or amendment and restatement) shall subordinate the Obligations in right of payment to any such additional credit facility or other Indebtedness or obligation without the written consent of each Lender as required by Section 9.02(b)(vi).

SECTION 9.03.Expenses; Indemnity; Damage Waiver.
(a)The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates (but limited to, in the case of legal fees, the reasonable and documented fees, charges and disbursements of a single external U.S. counsel, and, if reasonably necessary, a single local counsel in each relevant material jurisdiction (which may be a single local counsel acting in multiple jurisdictions), in each case, for the Administrative Agent, the Arrangers and their Affiliates taken as a whole, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, including the preparation, execution and delivery of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Lenders and the Issuing Banks (but limited to, in the case of legal fees, to the fees, charges and disbursements of one external counsel in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including during the continuance of an Event of Default all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (but limited to a single U.S. counsel, and, if reasonably necessary, a single local counsel in each other relevant material jurisdiction (which may be a single local counsel acting in multiple jurisdictions), in each case, for the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders, taken as a whole and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another external firm of U.S. counsel, if reasonably necessary, and, if reasonably necessary, one local counsel in each other relevant material jurisdiction (which may include a single local counsel acting in multiple jurisdictions) for all such affected Persons taken as a whole).
(b)The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, the Syndication Agents, the Documentation Agents, the Swingline Lender, each Lender, each Issuing Bank and each Related Party of any of the foregoing (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related reasonable and documented out-of-pocket expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (but limited to a single U.S. counsel, if reasonably necessary, a single local counsel in each relevant material jurisdiction (which may be a single local counsel acting in multiple jurisdictions), in each case, for the Indemnitees, taken as a whole and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of U.S. counsel, if reasonably necessary, and, if reasonably necessary, one local counsel in each other relevant material jurisdiction (which may include a single local counsel acting in multiple jurisdictions) for each group of similarly affected Indemnitees (taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, the other Loan Documents, the performance by the parties to this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions, (ii) any Loan or the use of the proceeds therefrom or proposed use of proceeds, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or, to the extent caused during the period of Borrower’s or its Subsidiaries’ period of ownership or operations, formerly owned or operated by the Borrower or any Subsidiary (or Person that was formerly a Subsidiary) of any of them, or any other Environmental Liability related in any way to the Borrower or any Subsidiary (or Person that was formerly a Subsidiary) of any of them, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnitee Parties or (2) a material breach of the obligations of such Indemnitee or any of its Related Indemnitee Parties under this Agreement or any other Loan Document or (B) arise from any dispute among the Indemnitees or any of their Related Indemnitee Parties, other than any claim, litigation, investigation or proceeding against the Administrative Agent, the Arrangers, Syndication Agents or Documentation Agents or any other titled person in its capacity or in fulfilling its role as such and other than any claim, litigation, investigation or proceeding arising out of any act or omission on the part of the Borrower or any of its Affiliates. Each Indemnitee shall be obligated to refund and return promptly any and all amounts actually paid by the Borrower to such Indemnitee under this paragraph for any Liabilities or expenses to the extent such Indemnitee is subsequently determined, by a court of competent jurisdiction by final and nonappealable judgment, to not be entitled to payment of such amounts in accordance with the terms of this paragraph. This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)To the extent that the Borrower fails to pay any amount required under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent). For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate amount of the Loans and unused Revolving Commitments at the time outstanding or in effect (or most recently outstanding or in effect, if none of the foregoing shall be outstanding or in effect at such time).
(d)To the fullest extent permitted by applicable law, the parties hereto shall not assert, or permit any of their respective Affiliates or Related Parties to assert, and the parties hereto hereby waives, any claim against the other parties hereto and each Related Party of any of the foregoing (each such Person being called a “Related Person”) (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) other than for direct, actual damages resulting from the gross negligence, bad faith, material breach or willful misconduct of such Related Person as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.
(e)To the fullest extent permitted by applicable law, the Administrative Agent, the Arrangers and the Lenders shall not assert, or permit any of their respective Affiliates or Related Parties to assert, and each of them hereby waives, any claim against the Borrower, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided, that nothing in this paragraph (e) shall limit the Borrower’s indemnity and reimbursement obligations set forth in this Section or separately agreed; provided that, nothing in this Section 9.03(e) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(f)In addition, the indemnity set forth herein shall not, as to any Indemnitee, be available with respect to any settlements effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s consent, the Borrower agrees to indemnify and hold harmless each Indemnitee in the manner set forth above (for the avoidance of doubt, it being understood that if there is a final judgment in any such proceeding, the indemnity set forth above shall apply (subject to the exceptions thereto set forth above)). Each Indemnitee shall take all reasonable steps to mitigate any losses, claims, damages, liabilities and expenses in connection with the matters covered in this Section 9.03.
(g)All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 9.04.Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than as expressly provided in Section 6.04(a)(B), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender or Issuing Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, sub-agents of the Administrative Agent, Participants (to the extent provided in paragraph (c) of this Section), the Arrangers and, to the extent expressly contemplated hereby, the Related Parties of the foregoing) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:
(A)the Borrower; provided that no consent of the Borrower shall be required (x) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (y) if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing; provided further, in each case, that the Borrower shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;
(B)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)each Issuing Bank and the Swingline Lender.
(i)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents; provided that (1) no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing and (2) the Borrower shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), together with a processing and recordation fee of $3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and
(D)the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including United States (Federal or State) and foreign securities laws.
(ii)Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).
(iii)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption with respect to the Revolving Facility delivered to it and records of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount (and related interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower, the Administrative Agent and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(iv)Upon receipt by the Administrative Agent of an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the

Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.
(c) Any Lender may, without the consent of the Borrower, the Swingline Lender, any Issuing Bank or the Administrative Agent, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitments and Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Swingline Lender, any Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and/or obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.15 and 2.16 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.12 or 2.14 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.15(c) as though it were a Lender.
(i)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain records of the name and address of each Participant and the principal amounts (and related interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans or other rights and/or obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that any such Revolving Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall not have any responsibility for maintaining a Participant Register.

(d)Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)Disqualified Institutions.
(i)Notwithstanding anything to the contrary herein, no assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Institutions” referred to in the definition of “Disqualified Institution”), (x) such assignee or participant shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.
(ii)If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than a Disqualified Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders (or any of them) and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (C) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to the Bankruptcy Code or any Debtor Relief Laws (a “Bankruptcy Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Institution does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)The Administrative Agent shall have the right, and the Borrower hereby expressly authorize the Administrative Agent to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on a Platform, including that portion of such Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.
(v)The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.
SECTION 9.05.Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto or thereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and the issuance of Letters of Credit by each Issuing Bank, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Swingline Lender, the Issuing Banks or any Related Party of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document was executed and delivered or any credit was extended hereunder, and shall continue in full force and effect as long as the principal of or any interest accrued on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid (other than contingent obligations for indemnification, expense reimbursement or yield protection as to which no claim has been made) and so long as any of the Revolving Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14, 2.15(d), 2.15(e), 9.03, 9.04, 9.17, 9.20, 9.21 and Article VIII shall survive and remain in full force and effect regardless of the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the consummation of the transactions contemplated hereby, the repayment of the Loans and the expiration or termination of the Revolving Commitments, the expiration of any Letter of Credit or the termination of this Agreement or any provision hereof.

SECTION 9.06.Counterparts; Integration; Effectiveness; Electronic Execution.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature, except to the extent that such claim or Liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent and/or such Lender.
SECTION 9.07.Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or by such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations then due of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations of the Borrower are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Affiliate of any Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliate may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give notice shall not affect the validity of such setoff and application.

SECTION 9.09.Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
(b)Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court of the Southern District of New York sitting in New York County (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in New York County), and any appellate court from any thereof, in any suit, action or proceeding (whether in tort, contract, law or equity) arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such United States District Court or, if that court does not have subject matter jurisdiction, such Supreme Court. Each party hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any suit, action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any of its properties in the courts of any jurisdiction.
(c)Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(e)[reserved].
(f)In the event the Borrower or any of their respective assets has or hereafter acquires, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or setoff, the Borrower hereby irrevocably agrees not to claim and hereby irrevocably and unconditionally waives such immunity.
SECTION 9.10.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12.Confidentiality. Each of the Administrative Agent, the Arrangers, the Issuing Banks, the Swingline Lender and the Lenders agrees to maintain the confidentiality of, and not disclose, the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made either are informed of the confidential nature of such Information and instructed to keep such Information confidential or are subject to customary confidentiality obligations of employment or professional practice, provided that the disclosing Person shall be responsible for such Person’s compliance with keeping the Information confidential in accordance with this Section, (b) to the extent required or requested by any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority) (in which case such Person agrees to inform the Borrower promptly thereof prior to such disclosure to the extent practicable and not prohibited by applicable law (except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority)), (c) to the extent required by applicable law or by any subpoena or similar legal process (in which case such Person agrees to inform the Borrower promptly thereof prior to such disclosure to the extent practicable and not prohibited by applicable law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any Transactions, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section (which shall be deemed to include those required to be made in order to obtain access to information posted on IntraLinks, SyndTrak or any other Platform), to (i) any assignee of or Participant in (or its Related Parties), or any prospective assignee of or Participant in (or its Related Parties), any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Borrower or any Subsidiary and their respective obligations or (iii) any actual or prospective credit insurance brokers or providers for any credit insurance products relating to the Borrower’s obligations under this Agreement or the other Loan Documents, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the prior written consent of the Borrower, (i) to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement or any other Loan Documents; provided that such information is limited to the information about this Agreement and the other Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or other obligations owed to the Borrower and their Subsidiaries, (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Borrower or any Subsidiary that is not known by the Administrative Agent, Lender or Affiliate to be prohibited from disclosing such Information to such Person by a legal, contractual, or fiduciary obligation owed to the Borrower or any of its Subsidiaries or (iii) is independently developed by the Administrative Agent, any Lender or any Affiliate of the foregoing, or (k) to any credit insurance provider relating to the Borrower and its Obligations. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or its businesses, other than any such information that is available to the Administrative Agent, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on the Administrative Agent or the Arrangers, such Persons may disclose Information as provided in this Section. Nothing in this Section shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization to the extent that any such prohibition on disclosure set forth in this Section shall be prohibited by the laws or regulations applicable to such governmental, regulatory or self-regulatory organization.

SECTION 9.13.Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.14.USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.
SECTION 9.15.No Fiduciary Relationship. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Lenders and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders or their Affiliates has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Lenders or their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.16.Non-Public Information.
(a)Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including United States (Federal or state) and foreign securities laws.
(b)The Borrower and each Lender acknowledges that, if information furnished by or on behalf of the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Borrower has indicated as containing MNPI solely on that portion of the Platform designated for Private Side Lender Representatives and (ii) if the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform designated for Private Side Lender Representatives. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Borrower without liability or responsibility for the independent verification thereof.
(c)If the Borrower does not file this Agreement with the SEC, then the Borrower hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public Side Lender Representatives. The Borrower acknowledges its understanding that Lenders, including their Public Side Lender Representatives, may be trading in securities of the Borrower and its Affiliates while in possession of the Loan Documents.
(d)The Borrower represents and warrants that none of the information contained in the Loan Documents constitutes or contains MNPI. To the extent that any of the executed Loan Documents at any time constitutes MNPI, the Borrower agrees that it will promptly make such information publicly available by press release or public filing with the SEC.
SECTION 9.17.Erroneous Payments.
(a)If the Administrative Agent (x) notifies a Lender, Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.17 and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender, Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or Issuing Bank shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.17(b).
(iii)For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.17(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.17(a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender or Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document by the Administrative Agent to such Lender or Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under clause (a).
(d)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 9.17 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the Obligations.
(e)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(f)Notwithstanding anything to the contrary herein or in any other Loan Document, none of the Borrower or any of its Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 9.17 in respect of any Erroneous Payment (provided that the foregoing shall in no way limit the obligation of the Borrower to repay the Obligations in accordance with the terms of this Agreement).

(a)Each party’s obligations, agreements and waivers under this Section 9.17 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Revolving Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
SECTION 9.18.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 9.19.Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)As used in this Section 9.19, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
SECTION 9.20.Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 9.21.Judgment Currency.
(a)If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in dollars into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction dollars could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than dollars, be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase dollars with the Judgment Currency; if the amount of dollars so purchased is less than the sum originally due to the Applicable Creditor in dollars, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency. The obligations of the parties contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AIRBNB, INC., as the Borrower
By:     /s/ Ellie Mertz
    Name:    Ellie Mertz
    Title:    Chief Financial Officer

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent
By:     /s/ Jennifer DeFazio
    Name:    Jennifer DeFazio
    Title:    Authorized Signatory
[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as
an Issuing Bank and a Lender
By:     /s/ Michael King
    Name:    Michael King
    Title:    Vice President
[Signature Page to Credit Agreement]

Bank of America, N.A., as
an Issuing Bank and a Lender
By:     /s/ Haley Heslip
    Name:    Haley Heslip
    Title:    Director
[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as
a Lender
By:     /s/ Dan Starr
    Name:    Dan Starr
    Title:    Authorized Signatory
[Signature Page to Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as
an Issuing Bank and a Lender
By:     /s/ Dan Starr
    Name:    Dan Starr
    Title:    Authorized Signatory
[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as
an Issuing Bank and a Lender
By:     /s/ Nicholas Sibayan
    Name:    Nicholas Sibayan
    Title:    Vice President
[Signature Page to Credit Agreement]

Citibank, N.A., as
an Issuing Bank and a Lender
By:     /s/ Stella Zhang
    Name:    Stella Zhang
    Title:    Vice President
[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as
an Issuing Bank and a Lender
By:     /s/ Abhishek Joshi
    Name:    Abhishek Joshi
    Title:    Vice President
[Signature Page to Credit Agreement]

MIZUHO BANK, LTD., as
an Issuing Bank and a Lender
By:     /s/ Jonathan Lasner
    Name:    Jonathan Lasner
    Title:    Managing Director
[Signature Page to Credit Agreement]

BMO BANK N.A., as
an Issuing Bank and a Lender
By:     /s/ Scott Bruni
    Name:    Scott Bruni
    Title:    Managing Director
[Signature Page to Credit Agreement]

HSBC Bank USA, National Association, as
an Issuing Bank and a Lender
By:     /s/ Jillian Clemons
    Name:    Jillian Clemons
    Title:    Senior Vice President
[Signature Page to Credit Agreement]

Royal Bank of Canada, as
an Issuing Bank and a Lender
By:     /s/ Theodore Brown
    Name:    Theodore Brown
    Title:    Authorized Signatory
[Signature Page to Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as
an Issuing Bank and a Lender
By:     /s/ Cara Younger
    Name:    Cara Younger
    Title:    Managing Director
By:     /s/ Armen Semizian
    Name:    Armen Semizian
    Title:    Managing Director
[Signature Page to Credit Agreement]

Standard Chartered Bank, as
an Issuing Bank and a Lender
By:     /s/ Tate Miller
    Name:    Tate Miller
    Title:    Executive Director
[Signature Page to Credit Agreement]